UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Trinity Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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14221 N. Dallas Parkway, Suite 1100
Dallas, Texas 75254
www.trin.net
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2021
TO: Trinity Industries, Inc. Stockholders:
The 2021 Annual Meeting of Stockholders of Trinity Industries, Inc. will be held at 14221 N. Dallas Parkway, Dallas, Texas 75254, on Monday, May 3, 2021, at 8:30 a.m., Central Daylight Time.
At the meeting, the stockholders will act on the following matters:
(1) Election of the eight nominees named in the attached proxy statement as directors;
(2) Advisory vote on named executive officer compensation;
(3) Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and
(4) Any other matters that may properly come before the meeting.
All stockholders of record at the close of business on March 12, 2021, are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors

Jared S. Richardson
Vice President and Secretary
April 1, 2021
YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by using the internet or telephone or by signing, dating, and returning the enclosed proxy card to the address listed on the card.
IMPORTANT NOTICE!
Due to concerns associated with COVID-19 (also known as coronavirus), any stockholders attending the Annual Meeting will be subject to additional screening procedures. See page 3 for additional information.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 3, 2021:
This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2020, are available for viewing, printing, and downloading at https://materials.proxyvote.com/896522.

"Delivering Goods for the Good of All"

PROXY STATEMENT SUMMARY
PROXY STATEMENT SUMMARY
This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders

Time and Date: 8:30 a.m., Central Daylight Time, May 3, 2021	Place: 14221 N. Dallas Parkway, Dallas, Texas 75254
Record Date: March 12, 2021	Voting: Stockholders as of the record date are entitled to vote
Agenda and Voting Recommendations

Item	Description	Board Recommendation	Page
1	Election of Directors	FOR each nominee	12
2	Advisory vote to approve named executive officer compensation	FOR	15
3	Ratification of Ernst & Young LLP as independent auditors for 2021	FOR	16
Director Nominees
The following table provides summary information about each nominee for director. Each director is elected annually by a majority of votes cast.

Nominee/Age	Principal Occupation	Committees
E. Jean Savage, 57	Chief Executive Officer and President, Trinity Industries, Inc.	None
William P. Ainsworth, 64	Retired Group President of Energy and Transportation, Caterpillar, Inc.	Finance and Governance
Brandon B. Boze, 40	President, ValueAct Capital	Finance and HR
John J. Diez, 50	President, Fleet Management Solutions, Ryder System, Inc.	Audit, Finance, and Governance
Leldon E. Echols, 65	Non-Executive Chairman, Trinity Industries, Inc.	Audit, Finance, Governance, and HR
Tyrone M. Jordan, 59	Retired President and Chief Operating Officer, DURA Automotive Systems	Audit and HR
S. Todd Maclin, 64	Retired Chairman, Chase Commercial and Consumer Banking, JPMorgan Chase & Co.	Audit and HR
Dunia A. Shive, 60	Former Chief Executive Officer and President, Belo Corp.	Audit, Governance, and Finance

Trinity Industries, Inc.	1	2021 Proxy Statement

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
Trinity Industries, Inc.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2021
14221 N. Dallas Parkway
Dallas, Texas 75254
www.trin.net
This Proxy Statement is being mailed on or about April 1, 2021, to the stockholders of Trinity Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Company's Board of Directors to be voted at the Annual Meeting of Stockholders to be held at 14221 N. Dallas Parkway, Dallas, Texas, on Monday, May 3, 2021, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.
You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the internet website or place your telephone call.
The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the eight nominees for directors as set forth in this Proxy Statement, (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.
The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $12,500 plus expenses.
The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 12, 2021. At that date, there were outstanding and entitled to vote 110,710,948 shares of Common Stock.
The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

Trinity Industries, Inc.	2	2021 Proxy Statement

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Item	Description	Votes Required for Approval	Effect of Withheld Vote/Abstention
1	Election of Directors	Affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting	An incumbent director nominee who receives a greater number of votes “withheld” than “for” is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Election of Directors.” An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.
2	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.
3	Ratification of Ernst & Young LLP as independent auditors for 2021	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.
Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them individually. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one matter.
Important Notice Regarding Attendance at the Annual Meeting
The Company intends to hold the Annual Meeting in person; however, due to concerns associated with COVID-19 (also known as coronavirus), the Company is taking steps to protect employees and visitors and to minimize the risk of disruption to its business. Accordingly, any stockholders attending the Annual Meeting will be subject to additional screening procedures. Attendees must report to security personnel, provide proper identification, and sign in upon arrival. Security will then screen all attendees prior to admission to the Annual Meeting. Security personnel will ask attendees about potential exposure to confirmed cases of COVID-19 and related questions. Any individual who responds in the affirmative to a pre-screening question, or refuses to respond, will be denied entry. Any individual who exhibits symptoms of COVID-19 during the Annual Meeting (i.e. cough, flu-like symptoms, or shortness of breath) will be promptly removed from the meeting. The Company is sensitive to recommendations that public health officials may issue in light of the evolving situation. As a result, the Company may impose additional procedures or limitations on meeting attendees (beyond those described above) or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). The Company will announce any such updates.

Trinity Industries, Inc.	3	2021 Proxy Statement

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE
E. Jean Savage, then a member of the Board of Directors, was appointed Chief Executive Officer and President of the Company, effective February 17, 2020. Upon accepting the Company's offer of employment, Ms. Savage resigned from her membership on the Company's Audit Committee, Finance and Risk Committee, and Human Resources Committee.
The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls. The Board of Directors includes an independent Chairman and diverse and independent Board members who help ensure that the Company's business strategies and programs are aligned with stakeholder interests.
The Board first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in December 2020. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer, and controller, as well as the Board. The Company intends to post any amendments or waivers for its Code of Business Conduct and Ethics to the Company's website at www.trin.net to the extent applicable to an executive officer, principal accounting officer, controller, or director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.”
The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2020, the Board of Directors held twelve meetings. The Board meets regularly in non-management executive sessions. The Board has elected Leldon E. Echols as non-executive Chairman of the Board. In this role, Mr. Echols chairs the non-management executive sessions. In 2020, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each director is expected to attend the Annual Meeting. All of the directors then serving were in attendance at the 2020 Annual Meeting.

Independence of Directors
The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.
The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, amongst other things, considered the transactions described below.
Brandon B. Boze is a Partner and the President of ValueAct Capital, the Company's largest stockholder. ValueAct Capital and its affiliates own approximately 20.9% of the Company's outstanding shares of Common Stock. Mr. Boze qualifies as independent under the NYSE listing standards and SEC rules and regulations, and the Board does not believe that ValueAct Capital's ownership level impairs Mr. Boze's independence.
John J. Diez is President of Fleet Management Solutions for Ryder System, Inc. (“Ryder”). The Company rents equipment from, and provides transportation services to, subsidiaries of Ryder from time to time. The Company in prior years sold construction products to subsidiaries of Ryder as well. These transactions involved less than 2% of the consolidated gross revenues of each of Ryder and the Company for each fiscal year since January 1, 2018. The amounts involved in these

Trinity Industries, Inc.	4	2021 Proxy Statement

CORPORATE GOVERNANCE
transactions for 2018, 2019, and 2020 were, respectively, $313,330, $20,189, and $11,017. These transactions were conducted in the ordinary course of business, at arms-length.
As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: John L. Adams, William P. Ainsworth, Brandon B. Boze, John J. Diez, Leldon E. Echols, Tyrone M. Jordan, S. Todd Maclin, Charles W. Matthews, and Dunia A. Shive. Although she was considered to be independent prior to accepting the Company's offer of employment, the Board determined that E. Jean Savage is not independent because of her employment by the Company. Mr. Adams and Mr. Matthews have reached the mandatory retirement age and are therefore not standing for re-election.

Board Leadership Structure
Mr. Echols serves as the independent, non-executive Chairman of the Board. As stated in the Corporate Governance Principles, the Board believes that the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the responsibility of the Board. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. The separation of the roles of Chairman and Chief Executive Officer allows Ms. Savage to concentrate her focus on leading the Company’s business strategies, operations, and other corporate activities, while Mr. Echols provides independent oversight and direction and presides at meetings of the Board of Directors. For these reasons, the Board believes that this leadership structure is effective for the Company.

Board Committees
The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, Finance and Risk Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.” Ms. Savage, Chief Executive Officer and President (collectively referred to as the “CEO”) of the Company, does not serve on any Board committee. Director membership of the committees is identified below.

Director	Audit Committee	Corporate Governance and Directors Nominating Committee	Finance and Risk Committee	Human Resources Committee
John L. Adams		*	*
William P. Ainsworth		*	*
Brandon B. Boze			C	*
John J. Diez	*	C	*
Leldon E. Echols	*	*	*	C
Tyrone M. Jordan	*			*
S. Todd Maclin	*			*
Charles W. Matthews		*		*
Dunia A. Shive	C	*	*
* - Member
C - Chair
Audit Committee
The Audit Committee’s function is to oversee, on behalf of the Board, (i) the integrity of the Company’s financial statements and related disclosures; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of the Company’s independent auditing firm; (iv) the performance of the Company’s internal audit function; (v) the Company’s internal accounting and disclosure control systems and practices; (vi) the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and (vii) the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (a) reviews with management, the chief audit executive, and the independent auditors, the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors on the financial condition of the Company and its accounting controls and procedures; (b) reviews with management its processes and policies related to risk assessment, management, and

Trinity Industries, Inc.	5	2021 Proxy Statement

CORPORATE GOVERNANCE
mitigation, compliance with corporate policies, compliance programs, and internal controls; and (c) performs such other matters as the Audit Committee deems appropriate. The Audit Committee also typically receives reports on information technology and cybersecurity multiple times each year.
The Audit Committee pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company, subject to stockholder ratification, and approves audit fees. The Audit Committee met seven times during 2020. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of SEC regulations.
Corporate Governance and Directors Nominating Committee
The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. The Governance Committee also oversees the Company's Corporate Social Responsibility Report. Each of the members of the Governance Committee is an independent director under the NYSE listing standards. The Governance Committee met three times during 2020.
In performing its annual review of director compensation, the Governance Committee utilizes independent compensation consultants from time to time to assist in making its recommendations to the Board. The Governance Committee reviewed the director compensation in 2020, considered benchmarking information provided by Meridian Compensation Partners, LLC (the “Compensation Consultant”), and established director compensation as discussed in “Director Compensation.”
The Governance Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:
•the name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and
•the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the stockholders.
The stockholder recommendation and information described above must be sent to the Corporate Secretary at 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.
The Governance Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.
The Governance Committee periodically identifies potential nominees by asking current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board.

Trinity Industries, Inc.	6	2021 Proxy Statement

CORPORATE GOVERNANCE
The Governance Committee may also engage firms that specialize in identifying director candidates, which it did in 2020. As described above, the Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines that additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), gender, national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.
Finance and Risk Committee
The duties of the Finance and Risk Committee (the “Finance Committee”) include reviewing significant acquisitions and dispositions of businesses or assets and authorizing such transactions within limits prescribed by the Board; periodically reviewing the Company’s financial status and compliance with debt instruments; reviewing and making recommendations to the Board regarding financings and refinancings; authorizing financings and refinancings within limits prescribed by the Board; reviewing and assessing risk and litigation exposure related to the Company’s operations; monitoring and oversight responsibility for the Company's qualified retirement plans and certain related non-qualified plans; reviewing the Company's liquidity; reviewing stockholder returns including the Company's dividend and share repurchase program; and reviewing the Company’s insurance coverages. In addition, the Finance Committee periodically identifies, assesses, and reviews the business, commercial, operational, financial, and other risks associated with the Company's products and services. The Finance Committee also receives regular reports on legal, environmental, and safety matters. The Finance Committee met eight times in 2020.
Human Resources Committee
The Human Resources Committee (the “HR Committee”) makes recommendations to the independent members of the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board to make compensation decisions with respect to the other named executive officers (as defined below). Each member of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees. The HR Committee met five times during 2020.
The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity-based plans. The HR Committee annually evaluates the leadership and performance of the Company’s CEO, and recommends the CEO's compensation to the Company’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee an assessment of the performance of the other named executive officers. The HR Committee also has direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”
The Role of the Compensation Consultant
The HR Committee retains an independent executive compensation consultant to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The consultant (i) reviews and assists in the design of the Company’s compensation programs, (ii) provides insight into executive compensation practices used by other companies, (iii) benchmarks the Company’s executive compensation pay levels with relevant peer survey data, (iv) provides proxy disclosure information for comparator companies, and (v) provides input to the HR Committee on the risk assessment, structure, and overall competitiveness of the Company’s executive compensation programs.

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CORPORATE GOVERNANCE
The HR Committee retained the services of the Compensation Consultant to assist in providing an independent assessment of the executive compensation programs. Meridian Compensation Partners, LLC was the HR Committee’s sole compensation consultant in 2020 and was chosen given its (i) depth of resources, (ii) content expertise, and (iii) extensive experience. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2020 executive compensation. The services of the Compensation Consultant were used only in conjunction with executive compensation matters and to provide benchmarking information regarding director compensation and compensation trends for similar companies. The Compensation Consultant was not retained by the Company for any purpose. The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that the Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2020 to the Compensation Consultant by the Company represented less than 1% of the Compensation Consultant’s total annual revenues for 2020. The internal policies of the Compensation Consultant prohibit its partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from buying, selling, and trading in the securities of client companies when that partner, consultant, or employee is providing consulting services to the client. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from the Company and from management.
The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2020 on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the Company’s objectives. The Compensation Consultant was instructed to:
•    review the total direct compensation (base salary, annual incentive, and long-term incentive);
•    help identify and confirm that the comparator companies selected by the HR Committee were appropriate; and
•    gather publicly-traded comparator company proxies and peer survey data to ascertain market competitive rates for the named executive officers.
The Compensation Consultant benchmarked all cash and equity components of compensation for 2020, excluding deferred compensation, and, for each position, determined certain percentile benchmarks.
The Role of Management
The CEO, the CFO, the Chief Administrative Officer, and the Chief Human Resources Officer work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies the achievement of these financial performance measures. The HR Committee recommends the CEO's compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.
The Role of the HR Committee
Throughout the year, the CEO provides the HR Committee with an ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentive, or long-term incentive. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.
The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.

Trinity Industries, Inc.	8	2021 Proxy Statement

CORPORATE GOVERNANCE

Board’s Role in Risk Oversight
The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks that may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described at www.trin.net under the heading “Investor Relations - Governance - Governance Documents - Finance and Risk Committee Charter.” In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters and (ii) legal matters that may significantly impact the Company’s financial statements or risk management.

Risk Assessment of Compensation Policies and Practices
The Company conducts a detailed risk assessment of its compensation policies and practices (the “Compensation Policies”) for its employees, including its executive officers. Participants in the Compensation Policies risk assessment include the Company’s management, human resources group, internal audit group, Compliance and Risk Committee (which consists of senior corporate and business segment executives who meet regularly to identify and review risks and assess exposures), the Compensation Consultant, and the HR Committee.
At the request of the HR Committee, the Compensation Consultant performs a risk assessment with respect to the Compensation Policies applicable to executive officers. The Compensation Consultant did not find any excessive risk in its review of the Compensation Policies applicable to executive officers.
Also, representatives of the Company’s management, human resources group, and internal audit group review the Compensation Policies and meet to discuss and assess the likelihood and potential impact of the risk presented by the Compensation Policies and present findings to the Company’s internal Compliance and Risk Committee. The Compliance and Risk Committee considers these findings and assessments and reviews the Compensation Policies and the Compensation Consultant’s risk assessment. The Corporate Compliance and Risk Committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation
Messrs. Boze, Echols, Jordan, Maclin, Matthews, and Ms. Savage served on the HR Committee during the last completed fiscal year. During the time of her service on the HR Committee, Ms. Savage was considered independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations.
None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries at the time of such member's service on the HR Committee. There were no compensation committee interlocks during 2020.

Communications with Directors
The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board, including the Chairman, Mr. Echols, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.
All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Trinity Industries, Inc.	9	2021 Proxy Statement

CORPORATE GOVERNANCE

Commitment to Sustainability
The Company recognizes that further integrating the key principles of sustainability, including environmental stewardship, safety and quality assurance, corporate social responsibility, governance, and diversity and inclusion, are important to enhancing long-term value. The Company strives to employ Company resources in ways that make positive contributions to its stakeholders and the communities in which it operates. As the Company pursues improvements to its products and services, it keeps in mind the environmental and societal impacts of its decisions and works to protect natural resources and the environment for the benefit of current and future generations. The Company continuously looks for ways to improve its governance practices with the goal of promoting the long-term interests of stakeholders, strengthening accountability, and inspiring trust.
Environmental Stewardship
The Company takes its commitment to reducing its own environmental impact seriously, as it recognizes climate change is a challenge facing its business, industry, and communities today. The Company is committed to contributing to a more resource-efficient economy and embedding climate change mitigation into its business strategy to help confront challenges such as energy management, fuel economy and efficiency, and materials sourcing. The Company aims to operate its business in a manner that minimizes the impact on natural resources and the environment. The Company believes railcars are a more environmentally-friendly way to fuel the North American supply chain. U.S. freight railroads produce far fewer greenhouse gas emissions than certain other modes of commercial transportation, such as trucks. The Company strives to responsibly support customers' products at each stage of the product lifecycle, including recycling the railcar through scrap and salvage at the end of its useful life.
Social Responsibility
The Company actively engages stakeholders across its environmental, health, and safety initiatives to continually improve processes and performance as it operates its businesses with a goal of zero injuries and incidents. The Company's goal is to add value to the communities in which its employees live and work, strengthening relationships and leveraging partnerships to amplify its impact. The Company strives to attract and retain a diverse and empowered workforce. Its priorities include fostering an inclusive and collaborative workplace, promoting opportunities for professional development, improving the well-being of its employees and other stakeholders, and contributing to the communities in which the Company operates.
Workforce Talent and Diversity
The Company is committed to attracting and retaining highly skilled and diverse employees and is proud that its workforce is made up of talented people from a variety of backgrounds. This commitment to diversity as a driver of long-term success is one that the Company strives to uphold throughout the organization, including through all stages of the human resources process, from recruitment and hiring to talent retention.

The Company encourages and supports employee resource and networking groups, such as the Women of Trinity, the diversity and inclusion committee, and other employee groups, which offer educational, professional development, and community service opportunities. The Company also provides focused training, mentoring, and employee development for specialized positions, such as plant managers, engineers, accountants, and more.

Through strategies such as its employee experience survey, the employee recognition program, and a comprehensive commitment to its core values, the Company is dedicated to building a healthy, engaging workplace where employees can thrive and do their best work. The Company takes pride in maintaining an active dialogue with employees. In its U.S. facilities, for example, the Company benchmarks overall employee engagement with an annual cross-organization survey targeting metrics such as safety, job satisfaction, and more.

The Company's Mexico Corporate Social Responsibility program is part of its broader environmental stewardship and social responsibility program, which addresses stakeholders, including employees, suppliers, customers, and the local communities where we operate.

Trinity Industries, Inc.	10	2021 Proxy Statement

CORPORATE GOVERNANCE

Board Diversity

The following table provides information regarding the diversity of the members of the Board standing for election at the Annual Meeting.

Gender
Director	Black	Caucasian/White	Hispanic/Latino	Other	Female	Male
William P. Ainsworth		*				*
Brandon B. Boze		*				*
John J. Diez			*			*
Leldon E. Echols		*				*
Tyrone M. Jordan	*					*
S. Todd Maclin		*				*
E. Jean Savage		*			*
Dunia A. Shive				*	*

Trinity Industries, Inc.	11	2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 1 — ELECTION OF DIRECTORS
The Board of Directors currently consists of ten members, of which eight are standing for election at the Annual Meeting.
Following a recommendation from the Governance Committee, each of William P. Ainsworth, Brandon B. Boze, John J. Diez, Leldon E. Echols, Tyrone M. Jordan, S. Todd Maclin, E. Jean Savage, and Dunia A. Shive has been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. Each of them is a current member of the Board. The Board of Directors has determined that all of the director nominees other than Ms. Savage, the Company's CEO, are “independent directors.” Therefore, the Board has concluded that Ms. Savage is not independent. Mr. Adams and Mr. Matthews have reached the mandatory retirement age and are not standing for re-election.
An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an uncontested election is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, the Board may fill the resulting vacancy.
The Board believes that each of the director nominees possesses the qualifications described at www.trin.net under the heading “Investor Relations - Governance - Governance Documents - Corporate Governance and Directors Nominating Committee Charter.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government, or education; (ii) the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company; (iii) a willingness to exercise independent judgment; and (iv) an impeccable reputation for honest and ethical conduct in both professional and personal activities.
The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes, or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees
William P. Ainsworth, 64. Director since March 2021. Mr. Ainsworth is a member of the Finance Committee and the Governance Committee. From 2019 until his retirement in 2020, Mr. Ainsworth served as Group President of the Energy & Transportation segment for Caterpillar, Inc. (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. From 2017 until his appointment as Group President in 2019, Mr. Ainsworth was Senior Vice President and Strategic Advisor to Caterpillar’s executive committee and was responsible for Caterpillar’s Rail Division. From 1993 until 2019, he served as President and Chief Executive Officer of Progress Rail Services, an integrated and diversified supplier of railroad and transit products and services as well as railcar leasing. Progress Rail Services was acquired by Caterpillar in 2006, and Mr. Ainsworth was appointed a Vice President of Caterpillar at that time.
Mr. Ainsworth has extensive experience in the railcar industry, providing the Board with key skills relevant to the Company’s operations. In addition, he has extensive experience in managing a significant industrial enterprise. Mr. Ainsworth was recommended to the Board for service as a director by Ms. Savage.
Brandon B. Boze, 40. Director since 2018. Mr. Boze is the Chair of the Finance Committee and a member of the HR Committee. Mr. Boze is a Partner and the President of ValueAct Capital, a privately-owned investment firm, and has served on the management committee at ValueAct Capital since 2018. Prior to joining ValueAct Capital in 2005, Mr. Boze was an investment banker at Lehman Brothers, focused on power utilities and technology mergers and acquisitions. Mr. Boze serves as independent board Chair of CBRE Group, Inc., a commercial real estate and investment services firm. From 2009 to 2010, he served on the board of directors of Valeant Pharmaceuticals International.
Mr. Boze has experience in finance, strategy, and mergers and acquisitions, as well as deep knowledge of our business as a Partner and President of the Company's largest stockholder. In addition, Mr. Boze is a CFA charterholder. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.
John J. Diez, 50. Director since 2018. Mr. Diez is Chair of the Governance Committee and a member of the Audit Committee and the Finance Committee. Since 2019, Mr. Diez has served as the President of Fleet Management Solutions for Ryder System, Inc., a commercial fleet management and supply chain solutions company. From 2015 to 2019, he was President of Dedicated Transportation Solutions for Ryder. From 2013 to 2014, Mr. Diez was Senior Vice President of Ryder Dedicated, and from 2011 to 2013, he served as Senior Vice President of Asset Management. He served as Senior Vice President, Global Field Finance from 2008 to 2011 and as Vice President and Chief Financial Officer for the Fleet

Trinity Industries, Inc.	12	2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
Management Solutions business segment from 2007 to 2008. He joined Ryder as Assistant Controller in 2002. Mr. Diez spent eight years in the audit practice of KPMG LLP prior to joining Ryder. He is a Certified Public Accountant in the state of Florida and a member of the American Institute of CPAs.
Mr. Diez has extensive experience in managing a significant industrial enterprise. In addition, he possesses important skills and experience gained through his service in public accounting. His experience in equipment leasing, logistics, and supply chain matters provides the Board with key skills relevant to the Company’s operations.
Leldon E. Echols, 65. Director since 2007. Mr. Echols serves as non-executive Chairman of the Board, Chair of the HR Committee, and a member of the Audit Committee, the Governance Committee, and the Finance Committee. He served as Executive Vice President and Chief Financial Officer of Centex Corporation, a residential construction company, from 2000 to 2006, when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 to 2000. Mr. Echols is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has been engaged in private investments since 2006. He is a member of the board of directors and Chair of the audit committee of EnLink Midstream Manager, LLC, a company that owns interests in EnLink Midstream, LLC, which is engaged in the gathering, transmission, treating, processing, and marketing of natural gas, natural gas liquids, and crude oil. He is also a member of the board of directors and Chair of the audit committee of HollyFrontier Corporation, an independent petroleum refiner. From 2008 to 2014, Mr. Echols served on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc., which are predecessors to certain of the EnLink entities. From 2014 to 2019, he was a member of the board of directors of EnLink Midstream GP, LLC, a company that owned interests in EnLink Midstream Partners, LP.
In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service in public accounting. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Tyrone M. Jordan, 59. Director since 2020. Mr. Jordan is a member of the Audit Committee and the HR Committee. Mr. Jordan served as the President and Chief Operating Officer of DURA Automotive Systems, a global designer and manufacturer of automotive components, from 2015 to 2019. Mr. Jordan began his career at General Motors Company (“GM”). During his GM tenures from 1984 to 2009 and from 2014 to 2015, Mr. Jordan held numerous international operations, business development, strategy, marketing and sales, mergers and acquisitions, and product development executive positions, ultimately serving as Executive Vice President, Global Operations and Customer Experience. From 2009 to 2013, Mr. Jordan served United Technologies Corporation in prominent roles in manufacturing operations, purchasing, technology and engineering, and ultimately served as Global Senior Vice President, Operations and Supply Chain, Aerospace Systems. He is a member of the board of directors and the audit committee of Oshkosh Corporation, a leading designer, manufacturer, and marketer of access equipment, specialty vehicles, and truck bodies. He also serves on the board of directors of Cooper Tire & Rubber Company, which specializes in the design, manufacture, marketing, and sale of car, truck, motorcycle, and racing tires, and of TPI Composites, Inc., an independent manufacturer of composite wind blades for the wind energy market.

Mr. Jordan has substantial experience and expertise in leading significant industrial enterprises. His experience in operations and supply chain matters provides the Board with key skills relevant to the Company. In addition, his service on the boards of other significant companies provides the Board with additional perspectives on the Company's operations. Mr. Jordan was recommended to the Governance Committee for service as a director by a third-party search firm.

S. Todd Maclin, 64. Director since 2020. Mr. Maclin is a member of the Audit Committee and the HR Committee. Mr. Maclin retired in 2016 from a 37-year career at JPMorgan Chase & Co., and its predecessor banks, where he rose to Chairman, Chase Commercial and Consumer Banking in 2013, and served on the company's operating committee. Prior to that, he held a variety of leadership roles, including Regional Executive for Texas and the Southwest U.S., and Global Executive for Energy Investment Banking. Mr. Maclin serves as a director of The University of Texas Development Board, as a member of the advisory council for McCombs Graduate School of Business, on the executive committee of The University of Texas Chancellor's Council, on the board of visitors of UT Southwestern Health System, on the Steering Committee for the O'Donnell Brain Institute for UT Southwestern, and on the board of Southwestern Medical Foundation and a member of its investment committee. Mr. Maclin also serves on the board of The University of Texas Ex-Students' Alumni Association. Mr. Maclin serves on the board of directors of Kimberly-Clark Corporation, a global manufacturer of branded tissue and personal care products, where he serves on the audit committee. He also serves on the board of directors of RRH Corporation, the parent company of Hunt Consolidated, Inc.; is a board advisor for Cyber Defense Labs; and is an advisory director of BancAffiliated, Inc.

Mr. Maclin has substantial experience as a senior executive in the banking industry, which provides the Board with financial transaction experience. His service on the boards of other significant companies provides the Board with

Trinity Industries, Inc.	13	2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
additional perspective on the Company's operations. Mr. Maclin was recommended to the Governance Committee for service as a director by multiple non-management directors.
E. Jean Savage, 56. Director since 2018. Ms. Savage has served as Chief Executive Officer and President of the Company since February 2020. From 2017 until her retirement in February 2020, Ms. Savage served as Vice President of Caterpillar, where she had responsibility for the Surface Mining & Technology Division. From 2014 to 2017, she was Chief Technology Officer and Vice President of Caterpillar’s Innovation and Technology Development Division. From 2009 to 2014, she served as Senior Vice President and Chief Operating Officer of the Locomotive and Railcar Services business unit for Caterpillar subsidiary Progress Rail Services, an integrated and diversified supplier of railroad and transit products and services as well as railcar leasing. Ms. Savage joined Progress Rail Services in 2002 as Vice President for Quality and Continuous Improvement. She also served as Vice President of Progress Rail’s Freight Car Repair, Parts and Quality Divisions. Prior to joining Progress Rail, she worked in a variety of manufacturing and engineering positions in her 14 years at Parker Hannifin Corporation, a leader in motion and control technologies and systems. Ms. Savage is a member of the board of trustees of the Manufacturers Alliance for Productivity and Innovation and a member of the board of directors of the National Association of Manufacturers. Ms. Savage also served for nine years in the U.S. Army Reserves as a military intelligence officer.
With her experience in leading and transforming significant industrial enterprises during her time at Caterpillar, including optimizing business operations and corporate infrastructure, Ms. Savage brings substantial expertise to the Company. In addition, her experience in the railcar industry, as well as her knowledge of the complex public company reporting requirements to consolidate an operating company and a financial company, provide the Board with key skills relevant to the Company’s operations.
Dunia A. Shive, 60. Director since 2014. Ms. Shive is Chair of the Audit Committee and a member of the Governance Committee and the Finance Committee. From 2008 to 2013, she served as Chief Executive Officer and President of Belo Corp., a media company that owned several television stations, until its acquisition by Gannett Co., Inc. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc., a publishing, broadcast and digital media company, until 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive is a member of the board of directors of Kimberly-Clark Corporation, a global manufacturer of branded tissue and personal care products, where she serves as Chair of the audit committee. Ms. Shive is also a member of the board of directors of Main Street Capital Corporation, a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. From 2014 to 2018, Ms. Shive was a director of Dr Pepper Snapple Group, Inc. From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as Chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp.
Ms. Shive has broad experience in managing and leading a significant publicly-traded company. In addition, she possesses important skills and experience gained through her position of Chief Financial Officer and service in public accounting prior to joining Belo Corp. Her service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.
The Board of Directors recommends that you vote FOR all of the Nominees.

Trinity Industries, Inc.	14	2021 Proxy Statement

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Company seeks approval from its stockholders, on an advisory basis, of the compensation of its named executive officers as described in this proxy statement.
The Company’s long-term strategic corporate vision is to be the premier provider of railcar products and services in North America while generating high quality earnings and returns for stockholders. The Company’s highway businesses strive to be the premier provider of highway products in the United States. The Company’s compensation program plays a significant role in its ability to attract, motivate, and retain a high quality workforce. As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of stockholders, (iii) links compensation to business objectives and strategies, and (iv) takes into account, as appropriate, the cyclical nature of certain of the Company’s businesses.
At the Company’s 2020 Annual Meeting, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2020 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 97% of the stockholders present and entitled to vote at the meeting voting in favor of the 2020 say-on-pay resolution. This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2021 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2022 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding such advisory votes.
The Board of Directors recommends that you vote FOR approval of this resolution.

Trinity Industries, Inc.	15	2021 Proxy Statement

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021, subject to ratification by stockholders.
The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers, and consultants.
Ernst & Young, or a predecessor of that firm, has been the auditors of the accounts of the Company each year since 1958. The Company has also been advised that Ernst & Young will be represented at the Annual Meeting, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2020 and 2019
The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2020 and 2019, and fees for other services rendered by Ernst & Young during those periods:

	2020	2019
Audit fees	$2,321,900	$2,288,500
Audit-related fees	80,000	155,000
Tax fees	202,780	199,051
Services rendered by Ernst & Young in connection with fees presented above were as follows:
Audit Fees
In fiscal years 2020 and 2019, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits in Mexico, Europe, and Singapore, standalone financial statement audits of certain subsidiaries as required by the Company’s debt agreements, and consents included in other SEC filings. In fiscal year 2020, audit fees include fees associated with incremental audit procedures related to certain complex transactions and organizational changes, and in fiscal years 2020 and 2019, audit fees include fees associated with incremental audit procedures related to system upgrades.
Audit-Related Fees
In fiscal year 2020 and 2019, audit-related fees include fees for employee benefit plan audits. In fiscal year 2019, audit-related fees include fees and services rendered related to the completion of a service organization controls report for the Leasing Group.
Tax Fees
Tax fees in fiscal years 2020 and 2019 include fees for tax advice on general tax matters, state transfer pricing, services in relation to various tax credits, evaluation of tax treatment of insurance benefits, and state tax planning.
The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.

Trinity Industries, Inc.	16	2021 Proxy Statement

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

Report of the Audit Committee
We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that all five of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Audit Committee Charter.”
We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.
Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.
The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, including concerning independence, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.
Based upon our reviews and discussions with management and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

Audit Committee

Dunia A. Shive, Chair
John J. Diez
Leldon E. Echols
Tyrone M. Jordan
S. Todd Maclin
The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Trinity Industries, Inc.	17	2021 Proxy Statement

EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The Board has delegated oversight of the Company’s executive compensation program to the HR Committee, which includes a representative of the Company's largest stockholder. This Compensation Discussion and Analysis describes how the HR Committee designed the executive compensation program and set individual pay for the named executive officers in the Summary Compensation Table. The HR Committee reviews and recommends the CEO’s compensation to the independent directors of the Board for their approval. The HR Committee also reviews and approves the compensation of the other named executive officers.
On January 15, 2020, the Company announced the appointment of E. Jean Savage as Chief Executive Officer and President, effective February 17, 2020, following the December 31, 2019 retirement of the former Chief Executive Officer and President Timothy R. Wallace. As previously announced, during the period January 1, 2020 through February 16, 2020, the Company was managed by an interim Office of the Chief Executive Officer (the "Office of the CEO") which consisted of Melendy E. Lovett, Eric R. Marchetto and Sarah R. Teachout. Each of the members of the Office of the CEO remained in their existing positions with the Company while carrying out their Office of the CEO responsibilities.
Throughout 2020, the Company announced several changes to the roles and responsibilities for the named executive officers. These changes are described in more detail below. As a result of these changes, year-over-year comparisons for some of the named executive officers’ compensation may not be meaningful.
Executive officers named in the 2020 Summary Compensation Table are:
•E. Jean Savage, Chief Executive Officer and President effective February 17, 2020.
•Eric R. Marchetto, Executive Vice President and Chief Financial Officer. Mr. Marchetto served as Senior Vice President and Group President, TrinityRail until April 1, 2020, when he assumed his current role.
•Melendy E. Lovett, Executive Vice President and Chief Administrative Officer. Ms. Lovett served as Senior Vice President and Chief Financial Officer until April 1, 2020, when she assumed her current role. On January 4, 2021, Ms. Lovett announced her intent to transition to retirement from the Company effective July 4, 2021.
•Brian D. Madison, Executive Vice President, Services Operations
•Sarah R. Teachout, Executive Vice President, Chief Legal Officer and Assistant Secretary
•Gregory B. Mitchell, Executive Vice President and Chief Commercial Officer
•Neil J. West, Executive Vice President, Production Operations
Executive Summary
Throughout 2020, the COVID-19 pandemic had a negative impact on demand for the Company's products and services. The resiliency of the cash flow from the Company's platform of businesses, coupled with a management team experienced in cyclical business environments, allowed the Company to withstand the volatile disruption from the global pandemic and take advantage of opportunities to strengthen its potential for long-term value creation.
Even though the Company's business was significantly impacted by the worldwide COVID-19 pandemic, the Company did not make changes to its 2020 annual or long-term incentive plan design metrics or pay-out levels for the named executive officers.
Despite the COVID-19 pandemic, the Company had a transformative year in 2020 through the development of a new strategic direction that included repositioning from an earnings focus to a returns focus and continued transition from a holding company structure to an operating company structure. The Company redefined its vision with a new purpose statement - "Delivering Goods for the Good of All," which is supported through major initiatives to optimize the rail platform and deliver significant improvement in operating cost structure, cost of capital, and capital allocation.
Industry Cyclicality
The industries in which the Company operates are highly cyclical in nature. Weaknesses in certain sectors of the U.S. and global economy may make it more difficult to sell or lease certain types of railcars. Additionally, adverse changes in commodity prices or lower demand for certain commodities could result in a decline in customer demand for various types

Trinity Industries, Inc.	18	2021 Proxy Statement

EXECUTIVE COMPENSATION
of railcars. The Company has regularly experienced this cyclicality. During 2020, the COVID-19 pandemic is believed to have increased the cyclical volatility the Company experienced.
The Company recognizes the challenges of providing competitive compensation through business cycles, and designs its incentive compensation programs to encourage returns-focused, long-term growth. The Company sets goals intended to retain its executives and motivate them to improve the Company’s performance throughout the business cycle, with a continued focus in 2020 on profit before tax improvement and improvement in the pre-tax return on total stockholder equity, as well as relative total stockholder return ("TSR").
2020 Executive Compensation Highlights
For 2020, the HR Committee made changes to the annual and long-term incentive programs and the Transition Compensation Plan (as defined in "Post-Employment Benefits" below). These changes were made to enhance the alignment of the compensation programs with market practice and stockholders’ interests, reinforce a pay for performance philosophy, retain executives, and increase focus on the organization design project completed in 2020. Listed below are key changes for 2020:
Annual Incentive
•Selected a 2020 annual incentive plan qualitative metric related to the success of the 2020 organization design project (weighted 15%). Profit before tax (“PBT”) remained the primary annual incentive plan metric (weighted 85%).
•The amount of PBT required to receive a target payout under the annual incentive plan did not change from the 2019 amount. The 2020 amount of PBT required to receive the maximum payout at 200% of target was lowered from the 2019 amount. The 2020 amount of PBT required to receive the threshold payout was lowered from the 2019 amount and the threshold payout was lowered from 40% of target in 2019 to 35% in 2020, in recognition of a lowered PBT threshold.
Long-Term Incentive
•Increased the 2020 three-year average return on equity ("ROE") threshold, target and maximum performance levels in the long-term incentive ("LTI") program for performance units.
•Allowed continued restricted stock unit ("RSU") vesting after retirement for time-based RSU awards issued in 2020 for employees who remain employed for at least six months after the grant date then separate at or after age 60 with 10 or more years of service.
Transition Compensation Plan
•Effective May 4, 2020, the Transition Compensation Plan was frozen to new participants and contributions were discontinued.
More detailed information may be found in the following discussion.
Company Highlights
The Company began 2020 focused on optimizing its cost structure, lowering its cost of capital, deploying capital to return-accretive investments, and returning meaningful and steady amounts of capital to its stockholders. The Company made changes toward stronger performance to elevate and accelerate its position as a premier provider of railcar products and services in North America. The Company's team of innovative, dedicated, and experienced executives successfully assessed the market and quickly adapted to the changing economic cycle and business climate. The Company maintains a competitive advantage by retaining seasoned executives, developing a strong leadership succession plan, and seeking to ensure long tenure and orderly transitions among its senior executives.
Financial and Operational Highlights
During 2020, the Company utilized the strengths of its business model to (i) optimize its operating structure and balance sheet; (ii) remain operationally and financially flexible; (iii) make strategic decisions when market conditions shifted; (iv) make disciplined investments in its business to grow its leasing and maintenance services business, (v) reposition and streamline its operations based on product demand; and (vi) maintain a conservative and liquid balance sheet to provide stability and capitalize on attractive investment opportunities. Financial and operational highlights are shown below:

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•Full year revenues of $2.0 billion
•Reported earnings (loss) per share ("EPS") of $(1.27) and adjusted EPS of $0.37, (excludes $1.63 per share of one-time charges and credits)
•Cash flow from operations and total free cash flow after dividends and investments were $652 million and $113 million, respectively
•Total net additions of 3,340 railcars to the wholly-owned and partially-owned lease fleets, an increase of 3.2% from 2019
•Returned $285 million to stockholders in the form of share repurchases and dividends
•Committed liquidity of $727 million as of December 31, 2020
The financial and operations highlights listed above include financial measures compiled in accordance with generally accepted accounting principles (“GAAP”) and certain non-GAAP measures. Please refer to the “Appendix - Reconciliations of Non-GAAP Measures” for information on the non-GAAP measures included above, reconciliations to the most directly comparable GAAP financial measure, and the reasons why the Company believes each measure is useful to management and investors.
Executive Compensation Program Highlights
As further described in this Compensation Discussion and Analysis, key features of the Company’s compensation practices for the named executive officers include:

✔	Separate roles of CEO and Chairman of the Board of Directors
✔	Objective financial performance measures are the largest component of annual and long-term incentive programs
✔	Performance-based compensation set at 68% of the CEO’s total target compensation and at an average of 58% of the remaining named executive officers’ total target compensation
✔	Annual and long-term incentive programs in 2020 were 85% and 80% performance-based, respectively, with no guarantees for payment of the performance-based components
✔	Long-term equity grants (excluding one-time equity awards described in "Time-Based Restricted Stock Unit Grants in 2020") comprised 65% of the CEO’s total target compensation at grant and an average of 45% of the remaining named executive officers’ total target compensation
✔	Payments under long-term incentive plans based on relative TSR are capped at 100% of target if relative TSR is negative over the performance period
✔	Double trigger provision for cash severance and equity issued after 2018 in the Company’s change in control agreements
✔	Stock ownership requirements ranging from three to six times base salary
✔	Clawback policy that allows the Company to recoup payouts under annual and long-term incentive plans
✔	Total target compensation is generally targeted in a range of 10% above or below the 50th percentile of the Peer Survey Data (as defined below)
✔	Utilization of different performance metrics for annual and long-term incentive programs
No dividend or dividend equivalent payments are made on unvested performance units or unvested restricted stock units(1)
No hedging or pledging of Company securities
No agreements containing excise tax gross ups
No executive employment agreements
No repricing or cash buyouts of underwater stock options
No replacement of underwater stock options with other awards
No perquisite allowances or payments
(1)    Dividend equivalents on unvested restricted stock units issued to employees, including the named executive officers, are accrued and paid upon vesting.

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Role of Stockholder Say-On-Pay Votes
In May 2020, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2020 proxy statement, commonly referred to as a say-on-pay vote. The named executive officers’ compensation was approved, with approximately 97% of the stockholders present and entitled to vote voting in favor of the 2020 say-on-pay resolution. The Company typically engages in multiple industry/investor conferences and roadshows each calendar quarter, in addition to handling routine investor calls and questions. On November 19, 2020, the Company held a virtual Investor Day, which included presentations by the CEO and other members of executive management, followed by a question and answer session. Also, as noted above, a representative of the Company’s largest stockholder serves on the HR Committee. Based on its 2020 stockholder engagement efforts, stockholders voiced no concerns regarding named executive officer compensation. As the Company evaluated its compensation practices and talent needs throughout 2020, it continued to apply its strong pay for performance compensation philosophy, in keeping with the stockholders' strong support of the Company’s compensation programs. Following its annual review of executive compensation, the HR Committee decided to continue utilizing annual and long-term incentive compensation that rewards senior executives for delivering value for stockholders throughout the Company’s business cycle.
Compensation Overview
The HR Committee sets each named executive officer’s compensation based on the overall objectives of the Company’s executive compensation program and the following additional factors:
•    the breadth, complexity, and scope of each executive’s responsibilities within the Company;
•    the executive’s performance in optimizing the Company’s overall success in providing leadership support of operational and financial flexibility that directs resources to railcar leasing, maintaining and manufacturing products in greatest demand, and capitalizing on investment opportunities;
•    past performance through changing economic cycles and business climates with respect to specific financial, strategic, and operating objectives; and
•    compensation benchmark data from peer group companies (the “Peer Survey Data”) against which executive compensation is compared.
Compensation Approach
The Company’s executive compensation is designed to drive executive accountability for performance of the Company as a whole. This approach is reflected in the Company’s compensation program and contributes to a performance-driven culture where executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business. In setting 2020 compensation, the Company utilized the Peer Survey Data and generally targeted the total target compensation of its named executive officers between 10% above or below the 50th percentile of the Peer Survey Data. This approach supports the Company’s philosophy of driving performance and accountability. For further explanation of the Peer Survey Data, see “Benchmarking and Peer Survey Data for 2020 Compensation” below.
The HR Committee realizes that benchmarking against the Peer Survey Data requires interpretation due to the potential differences in position scope. The HR Committee uses the Peer Survey Data benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidance, making adjustments to compensation levels based on such interpretations and what the HR Committee believes to be consistent with the overall compensation objectives of the Company and in the best long-term interests of the Company’s stockholders.
The Company’s compensation philosophy has proven to be appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the performance, profitability and stockholder returns of the Company. The HR Committee considers the targeted range and develops a total target compensation amount for each named executive officer using the objectives described below and the Peer Survey Data as general guidelines. An individual’s total target compensation may be set at or below the 50th percentile if a named executive officer is relatively new to his or her current position. Total target compensation may be set above the 50th percentile if a named executive officer is a seasoned executive and has significant experience and achievements in his or her role at the Company or has extensive work experience in similar positions elsewhere that the HR Committee has determined provides additional value. In evaluating such situations, the HR Committee also considers:
•    the full range of payout opportunity for performance-based compensation, which typically results in actual compensation levels that vary from the targeted range described above,

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•    the periodic and relative impact on earnings and returns of external business conditions outside the control of the executives,
•    the scope and breadth of the individual executive’s role as compared to similar peer roles, and the executive’s influence and participation in executive activities in addition to the peer-defined scope, and
•    the cyclical nature of the Company’s business.
Pay for Performance Philosophy
The Company’s executive compensation philosophy is based on pay for performance. As illustrated in Table 1 below, target performance-based incentive compensation, including both annual and performance-based long-term compensation, comprised 68% of our CEO's total target compensation and 58%, on average, of our other named executive officers' total target compensation. To reward executives based on strong financial performance associated with TSR and ROE, the portion of 2020 LTI awards issued as performance units was maintained at 80% in 2020, consistent with 2019. The remaining 20% was issued as time-based restricted stock units. The HR Committee believes that by having a significant amount of an executive’s compensation based on performance, and therefore at risk of non-payment, the executive will be properly motivated to bring added value to the Company and stockholders. The Company’s executive compensation program is also designed to provide significant upside opportunity for exceptional performance, above-market compensation for above-market performance and, conversely, reduced compensation when Company performance is lower than expected.
Table 1: 2020 Named Executive Officer Total Target Compensation — Fixed vs. Performance-Based(1)
(1)    Excludes one-time equity awards described in "Time-based Restricted Stock Unit Grants in 2020".

Objectives of the Executive Compensation Program
The primary emphasis of the Company’s executive compensation program is to encourage and reward progress toward the Company’s strategic operational and financial objectives. These objectives are recommended by management, with oversight of the Board of Directors, and are designed to promote the long-term interests of the Company’s stockholders. As stockholders themselves, the Company’s leaders are keenly focused on achieving these objectives.
Table 2 below provides a summary of the executive compensation program objectives.

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Table 2: Executive Compensation Program Summary

2020 Executive Compensation Program Objectives	2020 Executive Compensation Program Design
Provide an incentive for long-term value creation for stockholders	Use equity-based awards and executive stock ownership requirements to align with stockholder interests
Encourage the highest level of performance and accountability for optimizing and growing the rail platform for the Company's overall success	Provide compensation opportunity commensurate with Company performance and annual and long-term incentives that are linked to stockholder interests
Align compensation with annual and long-term business objectives, strategies, and financial targets	Provide a reasonable mix of fixed and incentive compensation (approximately 32% fixed, 68% incentive for the CEO; approximately 42% fixed, 58% incentive on average for the other named executive officers)
Motivate senior executives to successfully guide the Company through changing economic cycles and business climates	Provide a reasonable balance between annual and long-term compensation (approximately 35% annual, 65% long-term for the CEO; approximately 55% annual, 45% long-term on average for the other named executive officers)
Attract, motivate and retain the key executives needed to enhance the performance and profitability of the Company throughout its business cycles and meet the Company's objective for collaboration and innovation among its senior executives	Maintain competitive pay levels based on the Peer Survey Data and peer group proxy disclosure data (targeted range for total target compensation is generally within 10% above or below the 50th percentile of the Peer Survey Data)
Encourage executives to enhance the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business	Provide compensation levels aligned with performance and that address both industry competitiveness as well as recruiting/retention competitiveness
Benchmarking and Peer Survey Data for 2020 Compensation
The HR Committee retains the Compensation Consultant to provide the HR Committee with guidance on executive compensation-related matters and to perform a total compensation benchmarking study at least annually. In setting 2020 compensation, this benchmarking information included data from each company named in the peer group shown in Table 3. The HR Committee considered the data provided by the Compensation Consultant when developing 2020 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation for the Company’s named executive officers.
The HR Committee performs an annual review to determine whether peer companies remain appropriate. For the November 2019 compensation study to establish 2020 compensation, the peer companies shown in Table 3 below were largely unchanged from the group used to establish 2019 compensation. American Railcar Industries was taken private and was therefore removed from the peer group. These companies had median 2018 fiscal year revenue of $2.5 billion and market capitalization of $1.8 billion as of September 2019. The peer group shown in Table 3 below is comprised of industrial companies with similar size (measured by revenue and market capitalization), span of operation, and business complexity, that the Company could potentially compete with for executive talent.
Table 3: Peer Companies Used for 2020

●	Air Lease Corporation	●	REV Group, Inc
●	Allison Transmission Holdings, Inc.	●	Ryder System, Inc.
●	Astec Industries, Inc.	●	Terex Corporation
●	FreightCar America, Inc	●	The Greenbrier Companies, Inc.
●	GATX Corporation	●	United Rentals, Inc.
●	Herc Holdings Inc.	●	Wabash National Corporation
●	The Manitowoc Company, Inc.	●	WABCO Holdings Inc.
●	Meritor, Inc.	●	Westinghouse Air Brake Technologies Corporation
●	Oshkosh Corporation
The Peer Survey Data is size-adjusted, regressed market data for base salary, target annual and long-term incentive compensation, and total target compensation obtained from the Aon Hewitt Total Compensation Measurement Survey.

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As a point of reference when available for named executive officers, the HR Committee also reviewed the most recently available peer group proxy disclosure data for the 2020 peer companies in Table 3.
2020 Total Target Compensation
In establishing 2020 total target compensation, excluding any one-time awards, for the named executive officers, the HR Committee considered individual and Company performance, job responsibilities, alignment of the named executive officers’ and stockholders’ interests, the importance of retaining a seasoned team of key executives, the Peer Survey Data, peer group proxy disclosure data, and the CEO’s recommendations. Taking these factors into account, the HR Committee (and the independent directors, with respect to the CEO) established 2020 total target compensation for each named executive officer.
In connection with the appointment of a new CEO and the Company's organizational design work, several named executive officers had significant changes to their respective roles and responsibilities during 2020. Consequently, their current roles may be different from the roles the named executive officers held when their 2020 total target compensation was approved. Given the significant number of role changes in 2020, individual assessment of each named executive officer's compensation vis-a-vis the targeted range is not as useful as in prior years. In the aggregate, the 2020 total target compensation for the named executive officers other than the CEO was within the targeted range of 10% above or below the 50th percentile of the Peer Survey Data, at 0.7% below the targeted range midpoint. The CEO's total target compensation was 18% below the targeted range midpoint. Table 4 below shows the CEO and aggregate 2020 total target compensation for named executive officers other than the CEO compared to a range of 10% above or below the 50th percentile of the 2020 Peer Survey Data for current named executive officer roles. See “Components of Compensation” for further discussion on the establishment of each component of compensation.
Table 4: CEO and Aggregate (Excluding CEO) Total Target Compensation(1)

CEO Total Target Compensation
20%
10%
—%
(10)%
(20)%
(18)%
+/- 10% of 50th Percentile
Range Midpoint
2020 Total Target Compensation

(1)    Excludes one-time equity awards described in "Time-based Restricted Stock Unit Grants in 2020".

Ms Savage was appointed as CEO effective in February 2020. Prior to serving as CEO, Ms. Savage served on the Company's Board of Directors and brings a proven track record transforming large organizations and deep experience optimizing manufacturing operations and corporate infrastructure. She understands both the leasing and manufacturing businesses and the value creation potential of each, and is focused on meeting customer expectations and enhancing stockholder value. Ms. Savage's 2020 total target compensation is below the targeted range given her recent appointment to the CEO and President role.

For the named executive officers other than the CEO, the HR Committee considered the Company’s and each named executive officer’s 2019 performance when setting 2020 target compensation. The named executive officers provided the

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leadership and management that were pivotal to the Company’s success in 2019. The following individual performance factors were applicable in determining 2020 compensation for named executive officers other than the CEO:
Mr. Marchetto - his long tenure in the company’s rail business, having held executive positions in the areas of finance, sales, administration, leasing, and commercial activities. In March 2019, Mr. Marchetto became Senior Vice President and Group President, TrinityRail and in April 2020 became Chief Financial Officer of the Company. His total 2020 target compensation was increased to reflect his responsibilities as Group President of TrinityRail;
Ms. Lovett - her exceptional performance as Chief Administrative Officer, followed by assumption of the Chief Financial Officer role in 2019. She has had oversight of the Company’s railcar leasing business, human resources and information technology in addition to her 2019 leadership of the Company's finance organization. Ms. Lovett's total 2020 target compensation was increased to reflect her responsibilities as Chief Financial Officer;
Mr. Madison - his proven leadership and deep experience in portfolio management, business development, and sales and marketing. His financial services expertise ranges from high volume, scale-driven, origination platforms to middle- and large-ticket market segments. Mr. Madison has provided leadership of the Company's railcar leasing business since 2016. He became Executive Vice President, Services Operations in July 2020;
Ms. Teachout - her significant contributions with regard to the Company’s legal activities including her successful oversight of the Company’s litigation since joining the Company in 2015 as Vice President and Deputy General Counsel. Following the spin-off of Arcosa, Ms. Teachout became Senior Vice President and Chief Legal Officer and her 2020 target compensation reflects her responsibilities. Ms. Teachout has significant legal expertise that greatly benefits the Company’s business;
Mr. Mitchell - his supply chain experience and ability to tailor innovative solutions for customers to move their freight by rail. In addition to his leadership as Chief Commercial Officer, he has also led the Company's logistics and highway products businesses. He has more than 20 years of experience across major retail and manufacturing organizations. He became Executive Vice President of the Company in July 2020;
Mr. West - his key leadership and management of the remarkable growth of the Company's railcar maintenance business throughout 2019 and for several years prior. He has been a key leader in the Company's manufacturing organization, with broad experience improving the performance of its industrial businesses. In July 2020, Mr. West was promoted to Executive Vice President, Production Operations.
In addition to the above performance-related factors, the HR Committee considered the executive compensation program design features shown in Table 2 above in setting each component of compensation. Total target compensation for two of the named executive officers was within the targeted range, while total target compensation for Ms. Lovett and Ms. Teachout was above the target range. Given their new positions, total target compensation for Ms. Savage and Mr. West was below the targeted range. Total target compensation for Mr. Madison was below the targeted range and this pay position compared to the market range is the primary justification for a one-time equity award that is discussed in "Long-Term Incentive Compensation." The HR Committee believes that the 2020 total target compensation levels for the named executive officers were appropriate.
Components of Compensation
The Company’s 2020 executive compensation program has three key components:
•a base salary;
•an annual incentive; and
•a long-term incentive.
At the direction of the HR Committee, the Compensation Consultant met with Company management, including the former and current CEOs, to discuss the scope and complexity of responsibilities, level of revenue responsibility, and internal reporting relationships for the Company’s named executive officers. Following these discussions, the Compensation Consultant determined the reference points from the Peer Survey Data for base salary, target annual incentive compensation, target long-term incentive compensation, and total target compensation of each named executive officer as compared to the 50th percentile of the Peer Survey Data.
After discussions with the HR Committee and Company management and a review of the Peer Survey Data, the Compensation Consultant provided comparative compensation data for each named executive officer position. The HR Committee considered the Compensation Consultant’s analyses and, the CEO’s compensation recommendations for each named executive officer.

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Set forth below are the components of total target compensation, how these components were applied to each named executive officer, and an analysis of why such amounts were set or paid. Although the HR Committee generally utilized the range of 10% above or below the 50th percentile of the Peer Survey Data for each component of compensation as a reference point, the HR Committee does not target each component within that particular range as it does generally with total target compensation. In establishing each component of compensation for the named executive officers, the HR Committee considered the same factors as it did for establishing total target compensation, as well as any additional factors noted below.
Base Salary
Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position. After evaluating the market compensation data, the CEO discusses with the HR Committee the CEO's evaluation of each named executive officer, excluding the CEO. The discussion includes performance for the past year; highlights of specific achievements; changes in the breadth, complexity, or scope of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; and relative pay equity among the named executive officers. As noted above, the CEO’s compensation is established by the independent members of the Board.
2020 Base Salary
Ms. Savage assumed the CEO role in 2020. For comparison, Ms. Savage's 2020 base salary is 19% less than the 2019 base salary received by the former CEO, Timothy Wallace. In light of current market data, their strong operational performance and several role changes among the named executive officers, the base salaries increased for 2020 in the range of 4% to 6% for each named executive officer other than for Mr. West. Mr. West received a 23% base salary increase in recognition of the additional responsibilities he assumed in leading Production Operations.
In recognition of the individual performance factors set forth under “2020 Total Target Compensation,” recognizing the importance of retaining key executives, and upon review of the Peer Survey Data, the annualized 2020 base salaries for the named executive officers were set at the amounts listed below based on the rationale set forth above under “2020 Total Target Compensation.”

Named Executive Officer	2020 Base Salary Amount
E. Jean Savage	$850,000
Eric R. Marchetto	$562,000
Melendy E. Lovett	$520,000
Brian D. Madison	$425,000
Sarah R. Teachout	$450,000
Gregory B. Mitchell	$405,000
Neil J. West	$375,625
Setting Incentive Compensation Performance Goals
The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered as statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements to other contexts.
The Company approaches goal setting throughout its business cycle by considering its business plan forecast over the relevant performance period for each incentive program and the Company’s historical incentive plan payouts, to strike a balance among motivational goals and business conditions that support creation of stockholder value. To set 2020 annual performance levels, each business unit developed a forecast that included both upside and downside business projections for the respective incentive plan performance period. These business unit projections were consolidated at the corporate level to obtain company-wide forecasts. Incentive targets for 2020 were established by the HR Committee for the named executive officers, other than Ms. Savage, and recommended by the HR Committee to the independent directors regarding Ms. Savage, based on several important factors, including
•    historical, current and forecasted business and industry performance;
•    an evaluation of the Company’s current placement in its multi-year business cycle, excluding any forecast of the COVID-19 impact;

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•    a review of Peer Survey Data in support of the HR Committee’s objective of delivering competitive pay throughout the Company’s business cycle;
•    the volatile nature of the Company’s earnings, common within the cyclical industries in which the Company operates; and
•    recognition of the individual performance factors set forth under “2020 Total Target Compensation.”
Because the Company is a cyclical business, its goal-setting philosophy for the annual incentive program is based on its annual operating plan, while the long-term goal setting process encourages performance improvement over a longer period. The annual goal setting process seeks strong performance throughout each business cycle. When the business cycle indicates that the performance opportunity may be lower than prior years due to economic conditions, incentive plan targets may be lower than prior years’ targets. The Company’s goal setting process is structured so that its incentive compensation programs provide significant motivation to achieve considerable results within the current business cycle. The long-term goal setting process strives for long-term company performance that rewards stockholders and aligns annual decisions to the long-term business plan. This goal setting philosophy has been in place for many years, and has served to drive effective results for stockholders as illustrated by the Company’s long-term performance.
The HR Committee believes that (i) the threshold performance level should be set such that a participant will not earn incentive compensation until a significant portion of target performance is attained; (ii) the target performance level should represent a considerable but reasonable level of performance; and (iii) the maximum performance level should represent an aggressive level of performance that will be difficult to achieve. The amount of incentive compensation earned is linearly interpolated for Company performance falling between the specified performance levels.
Once the HR Committee has established performance levels for incentive compensation, it receives regular updates throughout the year regarding the Company’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The HR Committee also continually assesses whether it believes the programs are producing the desired results. At the end of each year, the HR Committee reviews the results of the programs and further assesses the effectiveness of the programs over the preceding year. This review forms the foundation for the incentive compensation programs for the coming year.
2020 Annual Incentive Compensation
The HR Committee may adjust, from year to year, the performance metrics, performance levels, or other elements of the annual incentive compensation program (referred to as “AIP”) with the objective of assuring management’s focus on appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment or partial payment of incentive compensation or granting equity in lieu of cash compensation, with or without notice; (ii) modify a named executive officer’s AIP target if his or her responsibilities change significantly; (iii) reduce a named executive officer’s annual incentive compensation on a discretionary basis for failing to meet job performance expectations; (iv) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements; or (v) remove named executive officers from the AIP at any time. The HR Committee may remove any unusual or infrequently occurring, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.
2020 Annual Incentive Compensation Targets
Ms. Savage assumed the CEO role in 2020 and her 2020 AIP target is 44% less than the former CEO. In light of their strong operational performance and in certain cases to reflect their new roles, all other named executive officers received increases to their AIP target amounts for 2020.

The HR Committee desires collaboration and innovation among the named executive officers, and understands the Company’s business in relation to the overall economic cycle. The HR Committee approved 2020 AIP targets as follows:

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Named Executive Officer	2020 Annual Incentive Target
E. Jean Savage	$739,500
Eric R. Marchetto	$450,000
Melendy E. Lovett	$410,000
Brian D. Madison	$300,000
Sarah R. Teachout	$320,000
Gregory B. Mitchell	$215,000
Neil J. West	$215,625
Ms. Savage’s potential annual incentive compensation was greater than the other named executive officers since she had ultimate responsibility for the overall success of the Company. To moderate the impact of base salary adjustments on other components of compensation, and to facilitate comparisons to market data, a specified dollar amount was used for annual incentive compensation targets rather than a percentage of base salary.
2020 Annual Incentive Compensation Performance Levels and Payouts
In performing its annual review of the Company’s incentive compensation programs, the HR Committee determined that applying Company-wide goals has been highly effective in achieving a desired level of accountability for the success of the Company as a whole. The HR Committee believed that emphasizing both PBT growth and returns was important as the Company continued its rail focus while continuing to seek operational efficiencies and cost reductions. Employing PBT as the financial metric also emphasized earnings. Accordingly, the HR Committee approved PBT as the exclusive financial performance metric for the Company’s 2020 AIP program, weighted 85% of an executive’s target AIP. PBT is defined as income (loss) from continuing operations before income taxes.
The threshold performance level of PBT is intended to motivate participants to achieve a significant percentage of target. In anticipation of continued business cycle downturn, the threshold performance level of PBT was set at 75% of the PBT target performance level, which was lowered from 80% of target in 2019. By attaining the threshold PBT performance level, participants would earn 35% of the PBT portion of their annual incentive compensation target, which was reduced from a 40% threshold payout in 2019 in recognition of the lowered threshold performance level.
The target PBT performance level was maintained at the same level as in 2019. The maximum payout level was set at 120% of the target PBT payout and would only be achieved if extraordinary results were achieved in 2020. The maximum AIP performance level was lowered from 125% of target in 2019. Table 5 below provides the threshold, target, and maximum PBT performance levels for the 2020 AIP. Table 5 also shows the potential payout opportunities as a percent of the annual incentive compensation target for the named executive officers.
Since the Company was undergoing an organizational design project in 2020, the remaining 15% of each participant’s 2020 target AIP could be earned based on a qualitative evaluation of the success of this project. The payout of this portion of the AIP could range from a minimum of 0% to a target and maximum of 15% of each participant’s 2020 target AIP. The payout was evaluated subjectively based on the achievement of the organization design goals as well as timely implementation.
See the “Grants of Plan-Based Awards Table” for more information on possible AIP payments to the named executive officers.
Table 5: 2020 Annual Incentive Performance Levels and Payout Opportunities ($ in millions)

	Threshold	Target	Maximum	2020 Actual
85% - Profit Before Tax ($M)	$160	$213	$255	$(332)
Named executive officer PBT AIP payout opportunity as a percentage of target	35%	100%	200%	—%
15% - Success of the Organization Design	N/A	Successful	N/A	Successful
2020 actual payout level				15%
The Company did not meet the 2020 AIP PBT threshold performance level. The HR Committee approved the exclusion of any impact to PBT from (i) the pension annuitization ($151.5M) and (ii) any restructuring charges associated with the organization design project ($11.0M), but these exclusions were not sufficient to achieve threshold performance. The Committee believes that these exclusions are appropriate because (i) the decision to terminate the pension and execute an organization design project are both in the best long-term financial interest of the Company and stockholders and the

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financial impact resulting from these decisions should not positively or negatively impact the 2020 annual incentive payout and (ii) the AIP was performing as intended. The Committee evaluated the organizational design project and awarded target achievement for this portion of named executive officers' 2020 AIP. Accordingly, the named executive officers earned 15% of their respective target AIP amounts. The HR Committee did not make any adjustments to 2020 AIP payouts to the named executive officers for any reason, including the impact of the COVID-19 pandemic.
The 2020 annual incentive compensation amounts paid to each named executive officer were as follows: Ms. Savage $110,925; Mr. Marchetto $67,500; Ms. Lovett $61,500; Mr. Madison $45,000; Ms. Teachout $48,000; Mr. Mitchell $32,250; and Mr. West $32,344. The HR Committee believed that the 2020 AIP performed as designed.
Long-Term Incentive Compensation
Long-term incentive compensation is a key part of the total target compensation for executives and is provided through the stockholder-approved Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Stock Plan”). The overarching purpose of LTI is to align executives’ interests with those of the Company’s stockholders and motivate executives to create long-term stockholder value by improving the Company’s earnings and returns through a variety of strategic and operational initiatives.
For 2020, the HR Committee established a target level of LTI (the “target LTI”) for the named executive officers. The target LTI for each named executive officer was set as a specified dollar amount used to calculate the named executive officer’s target LTI grant. The target LTI grant was calculated by dividing the target LTI dollar amount for each named executive officer by the closing stock price on the date of grant.
A named executive officer’s target LTI grant can be composed of multiple types of long-term incentives as provided in the Stock Plan. Since 2008, the Company has utilized two types of long-term incentives for the named executive officers’ target LTI grants: (i) performance-based restricted stock or stock units; and (ii) time-based restricted stock or stock units.
The 2020 target LTI grants made to the named executive officers were comprised of 80% performance-based restricted stock units (“Performance Units”) for the 2020-2022 performance period, and 20% time-based restricted stock units. When granted in 2020, the target LTI grants of 80% Performance Units were to help drive executive accountability for performance of the Company as a whole. As shown in Table 6 below, the Company’s use of 80% Performance Units in 2020 compares to 51% of performance-based LTI opportunity made by the 2020 compensation benchmarking peer group.
The HR Committee makes additional time-based awards to the named executive officers when it determines that such awards will be helpful in retaining the officers. In making this determination, the HR Committee considers a number of factors, including historical time-based awards provided, the officer’s tenure with the Company, the officer’s performance in his or her respective roles, and the criticality of the officer’s retention to achieve future strategic objectives.

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Table 6: Average Weighting of LTI Awards

2020 Long-Term Incentive Compensation Targets
Ms. Savage assumed the CEO role in 2020 and her 2020 LTI target is 33% less than the former CEO. The 2020 LTI targets for Mr. Marchetto, Ms. Teachout and Mr. Mitchell were increased to maintain a market-competitive level and to strengthen retention. Ms. Lovett's LTI was increased to maintain a market competitive level as the Chief Financial Officer, the role she held at the time 2020 target LTI amounts were approved. Mr. Madison's LTI was increased in light of the comparison of his 2019 LTI target to current 2020 market competitive level. Mr. West's LTI target was increased in recognition of the additional responsibilities he assumed in leading Production Operations.

The HR Committee approved the following grant date target LTI award amounts:

Named Executive	2020 LTI Target Amount
E. Jean Savage	$3,000,000
Eric R. Marchetto	$960,000
Melendy E. Lovett	$875,000
Brian D. Madison	$550,000
Sarah R. Teachout	$670,000
Gregory B. Mitchell	$375,000
Neil J. West	$450,000
To moderate the impact of base salary adjustments on other components of compensation, and to facilitate comparisons to market data, a specified dollar amount was used for long-term incentive compensation targets rather than a percentage of base salary. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.
Performance Unit Component
The Company uses a performance-based restricted stock unit program (the “Performance Unit Program”) for the performance-based component of the named executive officers’ target LTI grants. This program is designed to (i) increase

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the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards immediately following the end of the relevant performance period.
The Performance Unit Program is designed to accomplish these goals by granting Performance Units as 80% of the participant’s target LTI level at the beginning of a three-year performance period. The Company’s attainment of the performance levels during the performance period determines the number of units that are ultimately earned following the end of the performance period. These units are non-voting and do not receive dividends during the performance period.
Performance Unit Component Performance Levels
In 2020, the HR Committee established relative TSR and three-year average ROE as the performance metrics for the 2020-2022 performance period, each representing 50% of the named executive officer’s target performance-based LTI grant. These metrics and their weighting are consistent with performance awards for the period 2019-2021. The HR Committee established the 2020-2022 relative TSR performance levels as (i) threshold of 25th percentile; (ii) target of 50th percentile; and (iii) maximum of 75th percentile, which are unchanged from 2019-2021 relative TSR performance levels and are consistent with the relative TSR performance threshold, target, and maximum levels established by several of the Company's peers.
The HR Committee defined ROE as PBT, adjusted for non-controlling income or loss, divided by equity. “Equity” is defined as total stockholder’s equity, excluding non-controlling interest, adjusted for accumulated other comprehensive income or loss. Any share repurchases executed during the performance period reduce stockholders’ equity. The HR Committee established the 2020-2022 three-year average ROE threshold, target, and maximum performance levels as 9.0%, 12.5% and 14.5%, respectively. These performance levels were increased from those applicable in 2019-2021 and were set after a rigorous analysis of leasing industry ROE history, the Company’s ROE history, and the Company's 3-year financial forecast. Please refer to “Incentive Compensation Overview” for a description of the HR Committee’s performance goal-setting process.
Table 7: Performance Levels for the Performance Unit Program

Performance Unit Program Grants in 2020
In 2020, the named executive officers were granted 80% of their respective target LTI compensation as Performance Units, which is a heavier than our peer average of 51% as shown in Table 6. At the end of the 2020-2022 performance period, for both relative TSR and three-year average ROE components combined, the named executive officers can earn from 30% of the target grant at the threshold performance level up to 200% of the target grant at the maximum

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performance level. If the Company achieves target relative TSR and target three-year average ROE, the named executive officers will retain 100% of their grant. The named executive officers will retain 0% of the target grant if the Company does not achieve the threshold performance levels. For Company performance falling between the performance levels, the amount of the grant awarded is linearly interpolated. See the “Grants of Plan-Based Awards Table” for the specific number of Performance Units granted to each named executive officer in 2020 under the Performance Unit Program. The relative TSR portion of the 2020 Performance Unit payout will be capped at 100% of target if the three-year annualized relative TSR is negative over the performance period.
Time-Based Restricted Stock Unit Grants in 2020
In 2020, the named executive officers were granted 20% of their respective target LTI compensation as time-based RSUs. These units were granted to reflect the HR Committee’s desire for long-term retention of the key executives. These time-based restricted stock units are expected to vest in equal installments on May 15, 2023 and 2024 if the named executive officer remains an employee with the Company on such dates or if they retire six months after grant date and attain age sixty and ten years of service. These units are non-voting and do not receive dividends during the vesting period.

The Company made one-time equity awards to certain named executive officers in 2020, primarily due to the role changes described above. As the new CEO, Ms. Savage received a new-hire equity award of stock options and time-based RSUs. In addition, the HR Committee approved additional retention-based grants for Mr. Marchetto, Mr. Madison, and Mr. Mitchell. Details supporting these one-time awards are outlined below.

Named Executive	2020 One-Time LTI Award Type	Supporting Details
E. Jean Savage	300,000 Non-qualified Stock Options vesting in February 2023 and 50,000 RSUs vesting 50% in February 2022 and 50% in February 2023	To attract Ms. Savage to the CEO role, the Company offered a sign-on LTI grant.
Eric R. Marchetto	47,439 time-based RSUs vesting 1/3 per year in January 2023, January 2024, and January 2025	Mr. Marchetto has a wealth of financing and industry knowledge that is critical as the Company works to enhance value for its stockholders and customers and capture the synergies from its integrated rail platform. This award provides strong retention through a five year vesting period.
Brian D. Madison	14,382 time-based RSUs vesting 1/3 per year in May 2021, 2022 and 2023	Mr. Madison has a proven track record as an outstanding leader of the railcar leasing business. His total target compensation is below the targeted range and this award improved the competitive position of his overall 2020 compensation.
Gregory B. Mitchell	7,191 time-based RSUs vesting 1/3 per year in May 2021, 2022 and 2023	Mr. Mitchell's award was in recognition of his role as Chief Commercial Officer as well as to provide strong retention for his high level oversight and knowledge of the Highway Products group while the legal activity related to this business is managed.

Treatment of Equity Awards in Connection with the Spin-off of Arcosa
2017-2019 Performance Unit Performance
Performance levels for the 2017-2019 Performance Unit grants were set at cumulative three-year EPS and return on operating capital (“ROOC”) levels for the 2017-2019 performance period as shown in Table 7 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold EPS and ROOC performance to 200% of the target grant by attaining maximum EPS and ROOC performance. Because of the spin-off of Arcosa, the total EPS and ROOC performance of the 2017-2019 Performance Units was assessed to be 158% of target based on the Company's forecast at the time of the HR Committee’s determination prior to the spin-off. After the performance adjustment, the awards became time-based restricted stock units that vested over the remaining vesting period, which ended on May 15, 2020. ROOC was defined as profit before taxes divided by the Company’s property, plant and equipment, net working capital, and goodwill and intangible assets.
Except for basing the remainder of the Performance Unit period for 2017-2019 on the September 2018 forecast as described above, the HR Committee did not exercise any positive or negative discretion regarding the Performance Units for 2017-2019.

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Executive Perquisites
There is no executive perquisite allowance program in 2020. Named executive officers are encouraged to have a physical examination each year that is paid for by the Company.
Post-employment Benefits
The Company’s retirement, savings, and transition compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, and transition compensation plans for the named executive officers consist of the following:
•    Trinity Industries, Inc. Standard Pension Plan (the “Standard Pension Plan”) - a funded, tax qualified, non-contributory defined benefit pension plan that covers certain of the Company’s employees, including certain of the named executive officers. Earnings are capped by the Internal Revenue Code of 1986, as amended (the “Code”), for those defined as “highly compensated employees.”
Effective March 31, 2009, the Board amended the Standard Pension Plan to reduce future pension costs. Under this amendment, all future benefit accruals under the Standard Pension Plan automatically ceased for all participants, and the accrued benefits under the Standard Pension Plan were determined and frozen as of that date. The amendment to the Standard Pension Plan did not affect other benefits earned by participants prior to March 31, 2009. No new participants have been added to the Standard Pension Plan since it was frozen.
Effective December 31, 2019, the Standard Pension Plan was terminated. Consequently, upon completion of the termination and annuitization of the Standard Pension Plan in December 2020, the Company no longer has any remaining funded pension plan obligations.
•    Trinity Industries, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) - a voluntary, tax qualified, defined contribution plan that covers most of the Company’s employees, including the named executive officers, and includes a Company match for a portion of each employee’s contribution.
The 401(k) Plan permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a tax exempt trust maintained pursuant to a retirement plan qualified under Code Section 401(a). Prior to August 1, 2020, depending upon years of service, the Company could match up to 50% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation. For employees eligible to participate in the annual retirement contribution under the 401(k) Plan, the Company could contribute up to an additional 3% of the employee’s compensation (subject to the maximum limit permitted by the Code) depending upon years of service. Effective August 1, 2020, the 401(k) Plan was modified to: (i) become a “safe-harbor” plan with eligible participants receiving company matching contributions of 100% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation (subject to the maximum limit permitted by the Code), (ii) eliminating the years of service component for these company matching contributions and (iii) eliminating the annual retirement contribution from the 401(k) Plan.
•    Trinity Industries, Inc. Deferred Compensation Plan (previously known as the Supplement Profit Sharing Plan for Employees of Trinity Industries) (the “Deferred Compensation Plan”) - a supplemental deferred compensation plan, that includes certain employer contribution provisions, for highly compensated employees, including the named executive officers, that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.
•    Transition Compensation Plan (the “Transition Compensation Plan”) - a plan designed to facilitate a smooth transition when a senior executive separates from service with the Company. The Transition Compensation Plan is a long-term plan whereby an amount equal to 10% of a participant’s salary and annual incentive compensation was set aside each year in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2020). Effective January 1, 2019, Company contributions to the Transition Compensation Plan were discontinued when the account balance reached two times January 1, 2019 base salary plus 2019 target annual incentive. Effective May 4, 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased. The accounts will continue to earn interest at the annually approved rate. The account is payable to the participant in a lump sum or annual installments from one to 20 years as elected by the participant, commencing on the one year anniversary of the participant’s separation from service, subject to compliance with the following conditions, unless in the event of the participant’s death, disability or a change in control (as such terms are defined in the Transition Compensation Plan):

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(i)    The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the CEO, the Board, or its designee to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.
(ii)    For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually agreed remuneration, regarding the Company’s business and financial affairs.
(iii)    For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the CEO, the Chairman of the HR Committee, the Board, or its designee.
A breach of any of the foregoing conditions will cause the forfeiture of any remaining unpaid amounts. Notwithstanding the foregoing, in the event of a participant’s separation from service due to death, disability or a change in control of the Company, the conditions set forth above shall be of no force and effect. Payment will commence in accordance with the participant’s election. If no election is made, payment will be made as a lump sum on the one year anniversary of the participant’s separation from service.
Named executive officers who participate in the Transition Compensation Plan are Mr. Marchetto, Ms. Lovett, Mr. Madison, and Ms. Teachout.
Change in Control Agreements
The Board has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to the interests of stockholders without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has a change in control agreement with Mses. Savage, Lovett and Teachout and Messrs. Marchetto, Madison, Mitchell and West. The original agreements had a three-year term and may be extended. The agreements provide for payment to the named executive officers of a lump sum equal to two times (three times for Ms. Savage) the executive’s base salary plus the target annual bonus in effect upon the change of control, or if higher, at the time of termination. The severance benefits provided by the change in control agreements also include, for 24 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.
The change in control agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before cash compensation will be paid under the agreement. A qualifying termination of employment must be in connection with a change in control or within two years following a change in control where the named executive officer is terminated without “cause” or the named executive officer terminates his or her employment for “good reason” (a “Qualifying Termination”). In addition, the agreements contain a non-compete provision to protect the Company’s business goodwill. Further, the named executive officer is required to execute a release of claims against the Company to receive compensation under the agreement.
The change in control agreements provide for the single trigger of a change in control for vesting of equity awards granted prior to January 1, 2019 and provide for the Qualifying Termination double-trigger for vesting for equity awards granted on or after January 1, 2019. Vesting of retirement and deferred compensation benefits under the Company’s non-qualified retirement and deferred compensation plans is accelerated upon the Qualifying Termination double trigger.
The change in control agreements do not include excise tax gross ups. Instead, if any payment to which the named executive officer is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the named executive officer shall be solely responsible for the payment of all income and excise taxes due from the named executive officer and attributable to such payment, with no right of additional payment from the Company as reimbursement for any excise taxes.
The Company considers the compensation payable under the agreements upon specified events of termination following a change in control to be appropriate in light of the industries in which it is engaged, the limited number of companies in many of those industries, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The change in control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than the change in control agreements.

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Health and Welfare Benefits
The Company-supported medical plan; life insurance; and long-term disability plan; employee-paid dental, vision, critical illness insurance; and supplemental life insurance are substantially similar for the named executive officers as for all full-time employees. The Company does not provide health benefits to retirees.
Compensation-Related Policies and Positions
Internal Equity Regarding CEO Compensation
The HR Committee follows the same processes and methods disclosed herein to establish the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for the CEO. As noted previously, the CEO is compared to other executives in comparable positions in the Peer Survey Data. Since the CEO of the Company has a unique and greater set of responsibilities as compared to the other named executive officers, including ultimate responsibility for the overall success of the Company, the Board does not consider the CEO’s compensation to be comparable to the compensation of the other named executive officers.
Recoupment on Restatement
The Board has adopted a Company policy that allows payouts to be recouped under annual and/or long-term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. The policy provides discretion to the HR Committee to make such determinations while providing a framework to guide their decisions.
Stock Ownership Requirements; Anti-Hedging/Anti-Pledging Policy
Stock ownership requirements have been adopted that require the CEO to maintain ownership of Company Common Stock valued at six times base salary, the other named executive officers at three times base salary, and the Board at five times annual cash retainer. Stock ownership is defined as (i) stock owned without restrictions; (ii) shares or units granted on which restrictions remain, including restricted shares that vest at retirement; (iii) shares or share equivalents held in a qualified or non-qualified profit sharing plan; and (iv) equivalent shares determined from vested, in-the-money stock options. Individuals subject to the stock ownership requirements have five years to achieve compliance with the ownership requirements, subject to extensions in limited circumstances. Prior to achieving compliance by the applicable compliance date, the named executive officers may sell up to 50% of shares received from each award that vests after becoming subject to stock ownership requirements. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements or are within the time period allowed to achieve compliance.
The Company has also adopted a policy prohibiting officers, directors, such additional persons as may be recommended by the Company’s Disclosure Committee and approved by the CEO and CFO, and their respective related persons from (i) selling Company securities short, (ii) pledging or hypothecating any Company securities (e.g., using such securities for margin loans or to collateralize other indebtedness), or (iii) engaging in derivative transactions, including without limitation hedging, puts, and calls, involving Company securities. Other than with regard to the specified persons above, the Company does not have a policy regarding the ability of its employees to hedge or pledge Company securities, including with respect to the types of transactions identified in Item 407(i)(1) of Regulation S-K.
Tax Deductibility under Code Section 162(m)
Section 162(m) of the Code generally imposes a $1 million deduction limitation on compensation paid to certain executive officers of a publicly-held corporation during the year. The executive officers to whom the Section 162(m) deduction limit applies include the Company’s Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. The Compensation Committee reserves discretion to award compensation that is not deductible under Section 162(m), as the Compensation Committee deems appropriate.
Conclusion
The HR Committee believes the executive compensation program provides appropriate incentives for each named executive officer to strive for the Company’s achievement of exceptional operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s potential compensation with the long-term interests of stockholders. In summary, the Company’s executive compensation program contributes to a high-performance culture where executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business.

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Human Resources Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Human Resources Committee
Leldon E. Echols, Chair
Brandon B. Boze
Tyrone M. Jordan
S. Todd Maclin
Charles W. Matthews

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Compensation of Executives
Summary Compensation Table
The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.
The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2020, 2019, and 2018.
From January 1, 2020, until Ms. Savage was appointed Chief Executive Officer and President, the Company was managed by an interim Office of the Chief Executive Officer comprised of Ms. Lovett, Mr. Marchetto, and Ms. Teachout.
Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Stock Options(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
E. Jean Savage President and Chief Executive Officer	2020	$741,026	$—	$4,361,717	$1,578,000	$110,925	$5,586	$70,828	$6,868,081
Eric R. Marchetto Executive Vice President and Chief Financial Officer	2020	562,000	—	2,050,047	—	67,500	3,374	54,885	2,737,806
	2019	535,417	37,500	899,243	—	442,000	63,000	131,253	2,108,413
	2018	412,000	337,500	436,899	—	294,150	—	62,162	1,542,711
Melendy E. Lovett Executive Vice President and Chief Administrative Officer	2020	520,000	—	957,017	—	61,500	19,492	38,918	1,596,927
	2019	491,667	—	799,320	—	416,000	9,420	113,624	1,830,031
	2018	435,000	150,000	1,740,734	—	337,995	5,508	124,302	2,793,539
Brian D. Madison Executive Vice President, Services Operations	2020	425,000	—	901,599	—	45,000	2,241	34,217	1,408,057
Sarah R. Teachout Executive Vice President and Chief Legal Officer	2020	450,000	—	732,825	—	48,000	2,560	40,252	1,273,637
	2019	430,000	250,000	849,450	—	312,000	—	94,418	1,935,868
Gregory B. Mitchell Executive Vice President and Chief Commercial Officer	2020	405,000	—	560,170	—	32,250	—	9,975	1,007,395
Neil J. West Executive Vice President, Production Operations	2020	375,625	—	492,188	—	32,344	—	20,576	920,733
(1)    Ms. Savage, then a member of the Board of Directors, was appointed Chief Executive Officer and President of the Company, effective February 17, 2020. Upon accepting the Company's offer of employment, she resigned from her membership on the Company's Audit Committee, Finance and Risk Committee, and Human Resources Committee.
(2)    For Marchetto, Madison, Teachout, and West $28,100; $25,500; $45,000; and $30,050, respectively, of the above amount was deferred pursuant to the Deferred Compensation Plan and also is reported in the “Nonqualified Deferred Compensation Table.”
(3)    Equity awards are the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2020. The amounts reported above include grants of performance-based restricted stock units under the Performance Unit Program for the 2020-2022 performance period at target value for Savage $2,681,204; Marchetto $858,016; Lovett $782,016; Madison $491,583; Teachout $598,820; Mitchell $335,155; and West $402,179. The potential maximum values for the grants under the Performance Unit Program are for Savage $5,362,409; Marchetto $1,716,033; Lovett $1,564,033; Madison $983,167; Teachout $1,197,640; Mitchell $670,311; and West $804,357.
(4)    Non-equity incentive plan compensation represents cash awards earned during 2020 under the 2020 Annual Incentive Program based on goal achievements. For 2020, for Marchetto, Madison, Teachout, and West $40,760; $17,676; $51,600; and $14,600; respectively, of the above amount was deferred pursuant to the Deferred Compensation Plan and is also reported in the “Nonqualified Deferred Compensation Table.”
(5)    This column represents both changes in deferred plan for director fees for the named executive officers, as well as above market earnings on deferred compensation. For 2020 for Marchetto, Lovett, Madison, and Teachout, the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $3,374; $19,492; $2,241, and $2,560, respectively. The above market earnings on the 2005 deferred plan for director fees for Savage was $5,586. Consequently, upon completion of the termination and annuitization of the Standard Pension Plan, in December 2020, the Company no longer has any remaining funded pension plan obligations. Effective May 4,

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2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased.
(6)    The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:
All Other Compensation

Name	Year	Executive Perquisite Allowance(1)	Perquisites and Other Personal Benefits(2)	Company Contributions to Defined Contribution Plans (3)	Executive Transition Compensation Plan(4)	Total All Other Compensation
E. Jean Savage	2020	$—	$69,165	$1,663	$—	$70,828
Eric R. Marchetto	2020	—	—	33,902	20,983	54,885
	2019	—	—	33,511	97,742	131,253
	2018	30,000	—	32,162	—	62,162
Melendy E. Lovett	2020	—	10,890	8,645	19,383	38,918
	2019	—	8,857	14,000	90,767	113,624
	2018	30,000	5,452	11,550	77,300	124,302
Brian D. Madison	2020	—	—	18,550	15,667	34,217
Sarah R. Teachout	2020	—	—	23,652	16,600	40,252
	2019	—	—	20,218	74,200	94,418
Gregory B. Mitchell	2020	—	—	9,975	—	9,975
Neil J. West	2020	—	—	20,576	—	20,576
(1)    Represents the amounts payable pursuant to the executive perquisite allowance, which was discontinued for 2019.
(2)    Represents the dividends earned in 2020 under the amended 2005 Deferred Plan for Director Fees and $64,165 in relocation expenses for Savage.
(3)    Represents the Company’s matching amounts and the Annual Retirement Contribution under the Company’s 401(k) Plan for 2020 for Savage $1,663; Marchetto $8,313; Lovett $8,645; Madison $9,442; Teachout $9,536; Mitchell $9,975; and West $12,263 and under the Company’s Deferred Compensation Plan for 2020 Marchetto $25,589; Madison $9,108; Teachout $14,116; and West $8,313.
(4)    Effective May 4, 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased. Represents a prorated amount equal to 10% of the salaries and annual incentive compensation set aside pursuant to the Transition Compensation Plan. These amounts also are included in the “Nonqualified Deferred Compensation Table.” Marchetto, Lovett, Madison, and Teachout participate in the Transition Compensation Plan, which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation was set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2020). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions, unless in the event of the participant's death, disability or a change in control (as such terms are defined in the Transition Compensation Plan):
(i)    The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the CEO, the Board, or its designee to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.
(ii)    For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually-agreed remuneration, regarding the Company’s business and financial affairs.
(iii)    For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the CEO, the Chair of the HR Committee, the Board, or its designee.

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Grants of Plan-Based Awards
The following table summarizes the 2020 grants of equity and non-equity plan-based awards for the named executive officers.
Grants of Plan-Based Awards Table

Name	Grant Date(1)	Estimated Possible Payouts and Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards Number of Shares of Stock or Awards (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (#)	Grant Date Fair Value of Stock Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold(5) (#)	Target (#)	Maximum (#)
E. Jean Savage
2020 Annual Incentive Plan: Profit Before Tax		$220,001	$628,575	$1,257,150
2020 Annual Incentive Plan: Organization Design		—	110,925	110,925
2020 Equity Awards - Stock Option	02/17/20								300,000	21.61	1,578,000
2020 Equity Awards - Time Based	02/17/20							50,000			1,080,500
2020 Equity Awards - Time Based	05/04/20							33,004			600,013
2020 Equity Awards - Performance ROE	05/04/20				19,802	66,007	132,014				1,050,171
2020 Equity Awards - Performance TSR	05/04/20				19,802	66,007	132,014				1,631,033
Total		220,001	739,500	1,368,075	39,604	132,014	264,028	83,004	300,000		5,939,717
Eric R. Marchetto
2020 Annual Incentive Plan: Profit Before Tax		133,875	382,500	765,000
2020 Annual Incentive Plan: Organization Design		—	67,500	67,500
2020 Equity Awards - Time Based	01/30/20							47,439			1,000,014
2020 Equity Awards - Time Based	05/04/20							10,562			192,017
2020 Equity Awards - Performance ROE	05/04/20				6,337	21,123	42,246				336,067
2020 Equity Awards - Performance TSR	05/04/20				6,337	21,123	42,246				521,949
Total		133,875	450,000	832,500	12,674	42,246	84,492	58,001			2,050,047
Melendy E. Lovett
2020 Annual Incentive Plan: Profit Before Tax		121,975	348,500	697,000
2020 Annual Incentive Plan: Organization Design		—	61,500	61,500
2020 Equity Awards - Time Based	05/04/20							9,626			175,001
2020 Equity Awards - Performance ROE	05/04/20				5,776	19,252	38,504				306,299
2020 Equity Awards - Performance TSR	05/04/20				5,776	19,252	38,504				475,717
Total		121,975	410,000	758,500	11,552	38,504	77,008	9,626			957,017
Brian D. Madison
2020 Annual Incentive Plan: Profit Before Tax		89,250	255,000	510,000
2020 Annual Incentive Plan: Organization Design		—	45,000	45,000
2020 Equity Awards - Time Based	01/23/20							14,382			300,009
2020 Equity Awards - Time Based	05/04/20							6,051			110,007
2020 Equity Awards - Performance ROE	05/04/20				3,631	12,102	24,204				192,543
2020 Equity Awards - Performance TSR	05/04/20				3,631	12,102	24,204				299,040
Total		89,250	300,000	555,000	7,262	24,204	48,408	20,433			901,599

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Sarah R. Teachout
2020 Annual Incentive Plan: Profit Before Tax		95,200	272,000	544,000
2020 Annual Incentive Plan: Organization Design		—	48,000	48,000
2020 Equity Awards - Time Based	05/04/20							7,371	134,005
2020 Equity Awards - Performance ROE	05/04/20				4,423	14,742	29,484		234,545
2020 Equity Awards - Performance TSR	05/04/20				4,423	14,742	29,484		364,275
Total		95,200	320,000	592,000	8,846	29,484	58,968	7,371	732,825
Gregory B. Mitchell
2020 Annual Incentive Plan: Profit Before Tax		63,963	182,750	365,500
2020 Annual Incentive Plan: Organization Design		—	32,250	32,250
2020 Equity Awards - Time Based	01/23/20							7,191	150,004
2020 Equity Awards - Time Based	05/04/20							4,126	75,011
2020 Equity Awards - Performance ROE	05/04/20				2,475	8,251	16,502		131,273
2020 Equity Awards - Performance TSR	05/04/20				2,475	8,251	16,502		203,882
Total		63,963	215,000	397,750	4,950	16,502	33,004	11,317	560,170
Neil J. West
2020 Annual Incentive Plan: Profit Before Tax		64,148	183,281	366,563
2020 Annual Incentive Plan: Organization Design		—	32,344	32,344
2020 Equity Awards - Time Based	05/04/20							4,951	90,009
2020 Equity Awards - Performance ROE	05/04/20				2,970	9,901	19,802		157,525
2020 Equity Awards - Performance TSR	05/04/20				2,970	9,901	19,802		244,654
Total		64,148	215,625	398,907	5,940	19,802	39,604	4,951	492,188
(1)    The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.
(2)    Represents the potential amounts payable in 2021 under the 2020 annual incentive program for attainment of performance goals. As previously noted, the awards under the 2020 annual incentive program paid at 15% of the overall performance target, which is based on the components of PBT and a qualitative evaluation of the success of the organizational design project.
(3)    For 2020 equity awards, represents the number of performance-based restricted stock units that were awarded in May 2020 to each of the named executive officers as performance-based awards based on financial performance for 2020 through 2022. These units are earned and vest as discussed below.
(4)    The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.
(5)    Represents threshold payment if threshold relative TSR and ROE is achieved.
Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table
The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718. The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered as statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements in other contexts.
The equity awards granted in May 2020 to the named executive officers were grants of 80% performance-based restricted stock units and 20% time-based restricted stock units, all granted pursuant to the Stock Plan. The performance-based restricted stock unit awards were made at the target amount for each named executive officer. Recipients of the performance-based restricted stock units will not earn any such units unless the Company achieves (i) threshold performance level of 25th percentile of the annualized relative TSR measured against the average three-year annualized TSR of the companies comprising the S&P MidCap 400 index or (ii) 2020-2022 three-year average ROE of 9.0%. Recipients may earn the following percentages of the target grant amount: (i) 30% of the target grant for threshold performance (25th percentile of relative TSR measured against S&P MidCap 400 index and 2020-2022 three-year average ROE of 9.0%); (ii) 100% of the target grant for target performance (50th percentile of relative TSR measured against S&P MidCap 400 index and 2020-2022 three-year average ROE of 12.5%); and (iii) 200% of the target grant for maximum performance (75th percentile of relative TSR measured against S&P MidCap 400 index and 2020-2022 three-

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year average ROE of 14.5%). For performance falling between the specified levels, the amount of units earned will be interpolated accordingly. During the performance period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.
In 2020, the named executive officers were granted 20% of their respective target LTI compensation as time-based restricted stock units. These units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of key executives to build stockholder value. These time-based restricted stock units will vest in equal installments on May 15, 2023 and 2024 if the named executive officer remains an employee on such dates. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units. Dividends on these units are accrued and paid upon vesting.
Each performance-based restricted stock unit earned will convert into either one share of Common Stock or the cash value of one share of Common Stock and vest on May 15, 2023. In the event of death or disability occurring prior to the third anniversary of the date of grant, the performance metrics will be assumed to have been met at target, with the actual number of shares to be awarded determined by multiplying the target grant by a fraction, the numerator of which is the number of days since the date of grant to the date of death or disability and the denominator of which is the number of days in the full performance period. In the event of a change in control of the Company, the performance metrics will be assumed to have been met at target level and the recipients will earn the target grant of units. In the event of retirement or termination without cause prior to the third anniversary of the date of grant, the number of performance-based restricted stock units earned will be based on the level of achievement for the entire performance period, multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of retirement or termination without cause, and the denominator of which is the number of days in the full performance period. However, in the event of such a retirement or termination without cause, all units earned (and shares payable with respect thereto) are subject to forfeiture, at the discretion of the HR Committee, if the recipient of the grant is affiliated in certain respects with a competitor, customer, or supplier of the Company.
In January 2020, the named executive officers Marchetto, Madison, and Mitchell were granted additional LTI compensation as time-based restricted stock units. These units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of key executives to build stockholder value. These time-based restricted stock units will vest in equal installments for Marchetto on January 30, 2023, 2024, and 2025; Madison and Mitchell on May 15, 2021, 2022, and 2023 if the named executive officer remains an employee on such dates. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units. Dividends on these units are accrued and paid upon vesting.
Non-equity incentive plan awards for 2020 to the named executive officers were based on 15% of each participant's 2020 target AIP earned based on the successful organizational design project. As performance was below the threshold level, the named executive officers did not earn any 2020 AIP for the PBT metric.
See “Setting 2020 Annual Incentive Compensation Performance Levels” under “Compensation Discussion and Analysis” above for a description of the goals.
The Company has a 401(k) Plan that permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a tax exempt trust maintained pursuant to a retirement plan qualified under Code Section 401(a). Prior to August 1, 2020, depending upon years of service, the Company could match up to 50% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation. For employees eligible to participate in the annual retirement contribution under the 401(k) Plan, the Company could contribute up to an additional 3% of the employee’s compensation (subject to the maximum limit permitted by the Code) depending upon years of service. Effective August 1, 2020, the 401(K) Plan was modified to: (i) become a “safe-harbor” plan with eligible participants receiving company matching contributions of 100% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation (subject to the maximum limit permitted by the Code), (ii) eliminating the years of service component for these company matching contributions and (iii) eliminating the annual retirement contribution from the 401(k) Plan.
Base salary and annual incentive compensation in 2020 represented from 12.4% to 44.3% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”
Outstanding Equity Awards at Year-End
The following table summarizes as of December 31, 2020, for each named executive officer, the number of shares of unvested restricted stock and the number of shares underlying stock options. The market value of the stock awards was based on the closing price of the Common Stock as of December 31, 2020, which was $26.39.

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Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
E. Jean Savage		300,000	$21.61	2/17/2030	83,004		$2,190,476	—	(3)	$—
					—	(2)	$—	151,816	(4)	$4,006,424
Eric R. Marchetto					98,402		$2,596,829	37,232	(3)	$982,552
					6,648	(2)	$175,441	48,583	(4)	$1,282,105
Melendy E. Lovett					88,133		$2,325,830	33,095	(3)	$873,377
					11,524	(2)	$304,118	44,280	(4)	$1,168,549
Brian D. Madison					37,574		$991,578	16,549	(3)	$436,728
					4,823	(2)	$127,279	27,835	(4)	$734,566
Sarah R. Teachout					27,979		$738,366	26,889	(3)	$709,601
					3,546	(2)	$93,579	33,907	(4)	$894,806
Gregory B. Mitchell					43,069		$1,136,591	14,479	(3)	$382,101
					4,876	(2)	$128,678	18,977	(4)	$500,803
Neil J. West					34,152		$901,271	7,240	(3)	$191,064
					2,217	(2)	$58,507	22,772	(4)	$600,953
(1)    Stock options become exercisable on February 17, 2023.
(2)    Represents the market value and actual number of performance-based shares to be awarded in 2021 upon certification by the Human Resources Committee of the Board of Directors of the achievement of the financial performance goals for the cumulative performance in 2018-2020.
(3)    Represents the 2019 maximum TSR, and 2019 threshold ROE, and number or value, as applicable, of performance-based restricted stock units that could be earned if financial performance goals are achieved. The actual number of shares to be issued in 2022 will be based on the Company’s TSR and ROE from 2019 through 2021. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation.”
(4)    Represents the 2020 maximum TSR, and 2020 threshold ROE, and number or value, as applicable, of performance-based restricted stock units that could be earned if financial performance goals are achieved. The actual number of shares to be issued in 2023 will be based on the Company’s TSR and ROE from 2020 through 2022. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation.”
(5) The following table provides the vesting date of unvested stock awards.

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Vesting Date	E. Jean Savage	Eric R. Marchetto	Melendy E. Lovett	Brian D. Madison	Sarah R. Teachout	Gregory B. Mitchell	Neil J. West
05/15/21	—	13,335	32,563	21,017	8,236	12,710	4,447
02/17/22	25,000	—	—	—	—	—	—
05/15/22	—	9,001	21,633	8,736	6,747	8,138	2,439
07/23/22	—	—	—	—	—	—	3,874
01/30/23	—	15,813	—	—	—	—	—
02/17/23	25,000	—	—	—	—	—	—
05/15/23	16,502	10,328	21,324	9,619	8,857	6,034	3,930
07/23/23	—	—	—	—	—	—	3,874
01/30/24	—	15,813	—	—	—	—	—
05/15/24	16,502	7,947	4,813	3,025	3,685	4,063	6,475
01/30/25	—	15,813	—	—	—	—	—
05/15/25	—	—	—	—	2,000	—	666
05/15/26	—	2,000	—	—	—	2,000	666
05/15/27	—	2,000	—	—	—	2,000	666
05/15/28	—	1,000	—	—	—	—	666
05/15/29	—	—	—	—	—	—	2,666
05/15/30	—	—	—	—	2,000	—	—
Retirement(a)	—	10,500	19,324	—	—	—	3,000
Age 65(b)	—	—	—	—	—	—	2,000
The earlier of age 65 or rule of 80(c)	—	1,500	—	—	—	13,000	1,000
(a)    Grants of restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)    Grants of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) death, disability, or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(c)    Grants which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

Additionally, as a result of the Arcosa spin-off, certain equity awards made prior to November 1, 2018, were converted into awards denominated both in shares of Company Common Stock and in shares of Arcosa common stock. In addition to the Company awards identified in the above table, at the end of our 2020 fiscal year our named executive officers held equity awards denominated in shares of Arcosa common stock. The value of the Arcosa awards as of December 31, 2020, was $54.93 per share. The following table provides the vesting date of unvested stock awards denominated in shares of Arcosa common stock.

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Vesting Date	E. Jean Savage	Eric R. Marchetto	Melendy E. Lovett	Brian D. Madison	Sarah R. Teachout	Gregory B. Mitchell	Neil J. West
05/15/21	—	1,244	1,001	3,084	288	1,090	414
05/15/22	—	667	—	—	—	667	222
05/15/23	—	333	—	—	—	—	222
05/15/24	—	888	—	—	—	666	1,333
05/15/25	—	—	—	—	667	—	222
05/15/26	—	666	—	—	—	666	222
05/15/27	—	666	—	—	—	666	222
05/15/28	—	333	—	—	—	—	222
05/15/29	—	—	—	—	—	—	888
05/15/30	—	—	—	—	666	—	—
Retirement(a)	—	3,500	6,441	—	—	—	1,000
Age 65(b)	—	—	—	—	—	—	666
The earlier of age 65 or rule of 80(c)	—	500	—	—	—	4,333	333
(a)    Grants of Arcosa restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)    Grants of Arcosa restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) death, disability, or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(c)    Grants of Arcosa restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.
Option Exercises and Stock Vested in 2020
The following table summarizes for the named executive officers in 2020 the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax. The named executive officers did not exercise any stock options in 2020.
Option Exercises and Stock Vested Table

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Jean Savage	5,846	$106,280
Eric R. Marchetto	25,447	462,881
Melendy E. Lovett	44,108	802,325
Brian D. Madison	29,290	532,785
Sarah R. Teachout	16,970	308,684
Gregory B. Mitchell	18,673	339,662
Neil J. West	9,165	166,711

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Pension Benefits
The following table summarizes the present value of the accumulated pension benefits of the named executive officers under the Standard Pension Plan. Messrs. Marchetto and West are the only named executive officers that participated in the Standard Pension Plan.
Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Eric R. Marchetto	Trinity Industries, Inc. Standard Pension Plan	10	—	143,060
Neil J. West	Trinity Industries, Inc. Standard Pension Plan	7	—	27,638
The Standard Pension Plan was a noncontributory defined benefit retirement and death benefit plan. Funds were contributed periodically to a trust that invested the Company’s contributions and earnings thereon in order to pay the benefits to the participating employees. The plan provided for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant’s highest compensation over five consecutive years in the last ten years of employment.
Effective December 31, 2019, the Standard Pension Plan was terminated. Consequently, upon completion of the termination and annuitization of the Standard Pension Plan, in December 2020, the Company no longer has any remaining funded pension plan obligations. The payments to Messrs. Marchetto and West reflected in the table above are their final payments that were received in connection with the termination of the Standard Pension Plan.
Nonqualified Deferred Compensation
The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2020 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.
Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
E. Jean Savage	$—	$—	$—	$—
Eric R. Marchetto	33,500	46,572	120,268	936,832
Melendy E. Lovett	—	19,383	28,912	613,417
Brian D. Madison	28,200	24,775	37,564	307,168
Sarah R. Teachout	49,800	30,716	42,693	300,007
Gregory B. Mitchell	—	—	—	—
Neil J. West	32,638	8,313	34,137	272,840
(1)    Salary and incentive compensation deferrals to the Deferred Compensation Plan. The amounts are also included in the “Summary Compensation Table” for 2020.
(2)    Includes an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan for Marchetto $20,983; Lovett $19,383; Madison $15,667; and Teachout $16,600; and matching amounts under the Deferred Compensation Plan for Marchetto $25,589; Madison $9,108; Teachout $14,116; and West $8,313. These amounts are also included in the “Summary Compensation Table” for 2020.
(3)    This column represents earnings in the Deferred Compensation Plan and the Transition Compensation Plan. Earnings (Losses) in the Deferred Compensation Plan were: Marchetto $115,265; Madison $34,241; Teachout $38,896; and West $34,137. Earnings in the Transition Compensation Plan were: Marchetto $5,003; Lovett $28,912; Madison $3,323; and Teachout $3,797. The amounts reported in this table for the Transition Compensation Plan are inclusive of above market earnings included in the “Summary Compensation Table” above. See footnote 5 to the “Summary Compensation Table.”
(4)    This column includes amounts in the “Summary Compensation Table” for (i) an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan in 2019 for Marchetto $97,742; Lovett $90,767; Madison $64,960; and Teachout $74,200; and in 2018 for Lovett $77,300; (ii) matching amounts under the Deferred Compensation Plan in 2019 for Marchetto $20,035; Madison $8,911; and Teachout $11,128; and in 2018 for Marchetto $18,985; and Madison $5,000; and (iii) salary and incentive

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compensation deferrals to the Deferred Compensation Plan in 2019 for Marchetto $62,131; Madison $38,976; and Teachout $89,800; and in 2018 for Marchetto $45,632; and Madison $34,998.
Deferred Compensation Discussion
The Deferred Compensation Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the 401(k) Plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and bonus contributed to the Deferred Compensation Plan, less any compensation matched under the 401(k) Plan, may be matched from 25% to 50% by the Company based on years of service. The Company’s match vests 20% for each year of service up to 100% after five years. Participants may choose from several mutual fund-like deemed investments. The Deferred Compensation Plan also includes a “company stock” investment alternative.
As a result of the 401(K) Plan design changes in August of 2020, the Deferred Compensation Plan was also amended to eliminate the years of service component of the match formula. Participants are entitled to receive a match equal to 50% of amounts contributed to the Deferred Compensation Plan which do not exceed 6% of their base salary and annual incentive amounts.
The Deferred Compensation Plan was further amended to provide certain enhanced benefit payment elections. For amounts paid into the Deferred Compensation Plan after January 1, 2021, if appropriately elected, participants may structure their benefit payments as an in-service distribution (beginning at least two years after the end of the plan year in which the deferral was made) or distribution on termination of employment. Distributions may be paid, at the participant’s election, in the form of a lump sum payment or a series of annual installments (not to exceed 10). Payments made upon termination of employment will be paid out or commence distribution, in the case of installments, beginning six months after termination of employment. Amounts contributed to the Deferred Compensation Plan on or prior to December 31, 2020 will remain distributable under the provisions of the Deferred Compensation Plan in place at the time of such contribution(s).
Mr. Marchetto, Ms. Lovett, Mr. Madison, and Ms. Teachout participate in the Transition Compensation Plan, which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation was set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2020). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the conditions set forth in footnote 3 to “All Other Compensation.” Effective May 4, 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased.
Potential Payments Upon Termination or Change in Control
Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the greater of their accrued benefit under the pension plan or one year of base salary for less than 10 years of service and 2½ times base salary for at least 10 years of service.
The Company’s long-term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65.Deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.” Equity awards held by the named executive officers have no acceleration of vesting upon voluntary or involuntary termination, but vesting is accelerated on death, disability, and in some cases retirement. Pursuant to the terms of the Change in Control Agreement described below, equity awards, and benefits under the Deferred Compensation Plan, Transition Compensation Plan, and 401(k) Plan vest upon, as applicable, a change in control or a termination of employment following a change in control. The annual incentive compensation agreements also provide that in the event of resignation or a change in control, the named executive officers may be paid a proration of the target bonus for the year in which the change in control occurs as of the date of the change in control.
The following table provides the dollar value of (i) accelerated vesting of equity awards and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2020. As of December 31, 2020, Ms. Savage held options to purchase 300,000 shares of the Company's common stock. No other named executive officer held stock options.

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EXECUTIVE COMPENSATION

	E. Jean Savage	Eric R. Marchetto	Melendy E. Lovett	Brian D. Madison	Sarah R. Teachout	Gregory B. Mitchell	Neil J. West
Death
Equity Awards(1)	$4,393,710	$4,005,631	$3,737,731	$1,662,156	$1,450,799	$2,012,554	$1,505,247
Annual Incentive Compensation(2)	110,925	67,500	61,500	45,000	48,000	32,250	32,344
Total	$4,504,635	$4,073,131	$3,799,231	$1,707,156	$1,498,799	$2,044,804	$1,537,591
Disability
Equity Awards(1)	$4,393,710	$4,005,631	$3,737,731	$1,662,156	$1,450,799	$2,012,554	$1,505,247
Annual Incentive Compensation(2)	110,925	67,500	61,500	45,000	48,000	32,250	32,344
Total	$4,504,635	$4,073,131	$3,799,231	$1,707,156	$1,498,799	$2,044,804	$1,537,591
Retirement
Equity Awards(1)	$2,318,618	$1,450,957	$1,010,051	$516,301	$672,728	$435,721	$424,207
Annual Incentive Compensation(2)	110,925	67,500	61,500	45,000	48,000	32,250	32,344
Total	$2,429,543	$1,518,457	$1,071,551	$561,301	$720,728	$467,971	$456,551
(1)    Includes accelerated vesting of both Company and Arcosa equity awards.
(2)    Assumes payment of 2020 annual incentive compensation at 15% of target amount.
The Company has entered into a Change in Control Agreement (the “Agreement”) with each of the named executive officers.
The Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under the Compensation Discussion and Analysis section.
The Agreements have three-year terms. The Agreements contain a “double trigger” provision that requires both a change in control of the Company and a Qualifying Termination of the named executive officer’s employment before compensation will be paid under the Agreement. A Qualifying Termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or termination of the named executive officer’s employment by the Company for “cause”; or (ii) termination of employment by the named executive officer for “good reason.”
The Agreement provides for the single trigger of a change in control for vesting of equity awards granted prior to January 1, 2019 and provides for the Qualifying Termination double-trigger for vesting of equity awards granted on or after January 1, 2019.
“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform his employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.
“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; or (x) any purported termination not conducted pursuant to a notice of termination by the Company.

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EXECUTIVE COMPENSATION
The severance benefits provided by the Agreements also include, for 24 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits which were being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.
If each named executive officer’s employment had been terminated on December 31, 2020 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

Name	Equity Awards(1)	Annual Incentive Compensation(2)	Cash Compensation(3)	Continuation of Benefits(4)	Total
E. Jean Savage	$4,917,849	739,500	4,768,500	23,883	$10,449,732
Eric R. Marchetto	3,305,657	450,000	2,024,000	80,906	5,860,563
Melendy E. Lovett	3,044,818	410,000	1,860,000	54,880	5,369,698
Brian D. Madison	1,545,746	300,000	1,450,000	77,596	3,373,342
Sarah R. Teachout	1,698,688	320,000	1,540,000	76,513	3,635,201
Gregory B. Mitchell	1,967,307	215,000	1,240,000	76,712	3,499,019
Neil J. West	1,541,240	215,625	1,231,250	74,350	3,062,465
(1)    Accelerated vesting of both Company and Arcosa equity awards.
(2)    Assumes payment of 2020 annual incentive compensation at target amount.
(3)    Represents cash lump sum equal to three times base salary and applicable bonus for Savage, and two times base salary and applicable bonus for Marchetto, Lovett, Madison, Teachout, Mitchell, and West.
(4)    Estimated cost of continuation for 24 months of medical and life insurance benefits and any additional income tax payable by the executive as a result of these benefits.

Trinity Industries, Inc.	48	2021 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2020. Mr. Ainsworth joined the Board in March 2021.
Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
John L. Adams	$131,750	$130,005	$44,945	$39,532	$346,232
Brandon B. Boze	148,250	—	—	5,000	153,250
John J. Diez	155,500	130,005	—	—	285,505
Leldon E. Echols	247,500	192,508	—	51,197	491,205
Tyrone M. Jordan	11,833	65,004	—	5,000	81,837
S. Todd Maclin	41,333	65,004	—	5,135	111,472
Charles W. Matthews	139,500	130,005	—	—	269,505
Dunia A. Shive	162,500	130,005	—	5,000	297,505
(1)    Includes amounts deferred under the 2005 Deferred Plan for Director Fees (the “Director Deferred Plan”).
(2)    Stock awards are for restricted stock or restricted stock units awarded in 2020 and the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the Company’s Form 10-K for the year-ended December 31, 2020.
(3)    As of December 31, 2020, the directors had restricted stock units totaling as follows: Adams 69,422; Diez 15,899; Echols 62,158; Jordan 2,594 Matthews 79,158; and Shive 38,560.
(4)    Represents for Adams above market earnings from the interest rate equivalent under the Director Deferred Plan.
(5)    Includes dividend equivalents on stock units in the Director Deferred Plan. For Adams, Boze, Echols, Jordan, Maclin, and Shive, includes a $5,000 matching contribution by the Company in their name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual.

Director Compensation Discussion
Each director of the Company who was not a compensated officer or employee of the Company during 2020 received cash compensation in 2020 as follows:
•    Board member - annual retainer of $70,000
•    Independent Chairman of the Board - annual retainer of $125,000, to be paid in cash and/or equity, as selected by the Chairman
•    Chairs of Corporate Governance and Directors Nominating and Finance and Risk Committees - annual retainer of $15,000
•    Chairs of Audit and Human Resources Committees - annual retainer of $20,000
•    Board meeting fee and Committee meeting fee of $2,000 for each meeting attended
The Company paid directors a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the CEO or the Chairman of the Board. The Board also approved the following additional retainers, payable in 2020, for non-employee directors working on the search for a new CEO: (i) Chairman of the Board - $25,000, and (ii) other non-employee directors - $12,500.
The Board has established a cash equivalent value as a guide for annual equity compensation for directors of $130,000 and for 2020 used the share price on the date of grant as the basis for awards. Following their election at the Annual Meeting of Stockholders in May 2020, each director who was not also an executive officer of the Company was granted 7,151 restricted stock units or shares of restricted stock, with dividend equivalents, that are convertible into 7,151 shares of Common Stock upon departure from the Board. The share price used to calculate these awards at the time of granting was $18.18. The amount listed in the “Stock Awards” column of the “Director Compensation Table” is the grant date fair value dollar amount computed in accordance with ASC Topic 718. The grant date fair value for these awards was

Trinity Industries, Inc.	49	2021 Proxy Statement

DIRECTOR COMPENSATION
$18.18 per share. Upon joining the Board, a director receives a prorated grant, subject to a minimum of 50% of the previous annual grant amount. Mr. Boze has declined to receive any additional equity compensation, beyond his initial equity grant, for his service on the Board.
Non-employee directors may elect, pursuant to the Director Deferred Plan, to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2020) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the NYSE on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years, according to the director’s prior election.
Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

Trinity Industries, Inc.	50	2021 Proxy Statement

CEO PAY RATIO
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, the Company is providing the following information about the relationship of the median of the annual total compensation of its employees and the annualized total compensation of Ms. Savage, the CEO during most of 2020. To better understand this disclosure, it is important to emphasize that the Company’s compensation programs are designed to reflect local market practices across its operations. The Company strives to create a competitive compensation program in terms of both the position and the geographic location in which employees are located. As a result, the Company’s compensation programs vary among local markets to provide for a competitive compensation package.
As a result of a significant reduction in the number Company employees in 2020 vis-a-vis 2019, the Company utilized a different median employee than that chosen in the prior year. As reported in the Company's Annual Report on Form 10-K, as of December 31, 2020, approximately 3,030 of the Company's employees were employed in the U.S. (approximately 48%) and 3,345 were employed in Mexico (approximately 52%).
The Company used the following methodology, material assumptions and adjustments to identify the median of the annual total compensation of all its employees and to determine the annual total compensation of the “median employee”:
•    The Company determined that, as of December 31, 2020, its employee population consisted of approximately 6,375 individuals working at Trinity and its consolidated subsidiaries. This population consisted of full-time, part-time, seasonal and temporary employees based on those individuals who were determined to be employees using the Internal Revenue Code test.
•    As permitted under SEC rules, the Company adjusted the employee population to exclude 11 non-U.S. employees (or less than 1% of the employee population) from the following foreign jurisdictions such that a total of 6,364 individuals were used in determining the median employee: Canada: 4 employees, United Kingdom: 3 employees, Singapore: 3 employees, and Sweden: 1 employee.
The Company determined each employee’s base salary and cash performance incentive compensation paid during 2020 as reflected in the Company payroll records. The Company identified its median employee from its adjusted employee population based on this compensation measure.
For the Company's employees in Mexico, amounts were converted from Mexican pesos to U.S. dollars using the 2020 calendar year twelve month average exchange rate.
For 2020, the median employee’s annual total compensation was $27,636, and the annualized total compensation of the CEO was $6,977,260.(1) Based on this information, for 2020 the ratio of the annual total compensation of Ms. Savage to the annual total compensation of the median employee was 252 to 1.
The ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. The specific dollar amounts and methodology used to determine the annual total compensation of the identified “median employee” shown above are different from the actual compensation measure described above that was used to identify the “median employee” and may not be comparable to the ratio used at other companies. The Company is disclosing this ratio in accordance with SEC requirements.
Alternate Calculation
As discussed in the "Compensation Discussion and Analysis" and the “Summary Compensation Table” section, Ms. Savage's compensation for 2020 included $2,658,500 in one-time LTI grants as part of her compensation package as the new CEO. Excluding this amount, the ratio of the annual total compensation of Ms. Savage to the annual total compensation of the median employee was 156 to 1.

(1) Differs from the amount reported in the Summary Compensation Table due to the annualizing of Ms. Savage's base salary.

Trinity Industries, Inc.	51	2021 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
TRANSACTIONS WITH RELATED PERSONS
The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, or its Chair, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to Related Person Transactions, which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and, in consultation with the CEO and CFO, will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Governance Committee, or its Chair, as applicable, for review and consideration. In reviewing Related Person Transactions, the Governance Committee, or its Chair, shall consider all relevant facts and circumstances available, including, but not limited to the following:
•    the benefits to the Company of the Related Person Transaction;
•    the impact of a director’s independence if the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder, or executive officer;
•    the availability of other sources for comparable products and services;
•    the terms of the transaction; and
•    the terms available to unrelated third parties or employees generally.
After reviewing such information, the Governance Committee, or its Chair, may approve the Related Person Transaction if the committee or the Chair concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.
Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.
The Company had no such related person transactions in 2020.

Trinity Industries, Inc.	52	2021 Proxy Statement

SECURITY OWNERSHIP
SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of the Company’s Common Stock as of March 12, 2021, for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and current executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to the stockholder's shares. The business address of each of the Company’s directors and executive officers is c/o Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Name	Amount and Nature of Ownership of Common Stock(1)	Percent of Class(2)
Directors:
John L. Adams	128,747	*
William P. Ainsworth	2,230	*
Brandon B. Boze (3)(4)	23,105,855	20.9%
John J. Diez	15,899	*
Leldon E. Echols	97,099	*
Tyrone M. Jordan	2,594	*
S. Todd Maclin	13,399	*
Charles W. Matthews	79,158	*
Dunia A. Shive	38,560	*
Named Executive Officers:
E. Jean Savage	11,324	*
Eric R. Marchetto	127,527	*
Melendy E. Lovett	93,113	*
Brian D. Madison	38,649	*
Sarah R. Teachout	25,864	*
Gregory B. Mitchell	68,155	*
Neil J. West	43,477	*
All Directors and Executive Officers as a Group(3)(4) (18 persons):	23,935,466	21.6%
Other 5% Owners:
ValueAct Capital	23,105,855(5)	20.9%
Capital International Investors	13,276,588(6)	12.0%
The Vanguard Group	7,483,019(7)	6.8%
BlackRock, Inc.	6,888,969(8)	6.2%
Dimensional Fund Advisors LP	6,237,863(9)	5.6%

*    Less than one percent (1%)
(1)    Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that current officers and directors have the right to acquire through the exercise of stock options or through restricted stock units held as of March 12, 2021, or within 60 days thereafter, as follows: Adams 69,422; Diez 15,899; Echols 62,158; Jordan 2,594; Lovett 19,324; Matthews 79,158; Shive 38,560; and all current directors and current executive officers as a group 287,115 shares. Includes shares indirectly held through the Company’s 401(k) Plan as follows: Marchetto 2,490; West 2,701; and all current executive officers as a group 5,191 shares. At March 12, 2021, no directors or executive officers had any shares pledged as security, and it is against the Company's policy for them to do so.
(2)    Percentage ownership is based on number of shares of Common Stock outstanding as of March 12, 2021.
(3)    Under an agreement with ValueAct Capital, Mr. Boze directly holds 2,902 shares for the benefit of ValueAct Capital Master Fund, L.P. (“Master Fund”) and indirectly for (i) VA Partners I, LLC as the limited partner of Master Fund, (ii) ValueAct Capital Management, L.P. (“VACM LP”) as the manager of Master Fund, (iii) ValueAct Capital Management, LLC (“VACM LLC”) as general partner of VACM LP, (iv) ValueAct Holdings, L.P. (“VAH LP”) as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. (VAH II LP"), as the sole owner of the membership interests of VACM LLC and as the majority owner of the limited partnership interests of VACM LP, and (vi) ValueAct Holdings GP, LLC (“VAH GP”) as general partner of VAH LP and VAH II LP. Mr. Boze is a member of the management board of VAH GP, but disclaims beneficial ownership of the reported shares except to the extent of any pecuniary interest therein.
(4)    Includes 23,105,855 shares directly beneficially owned by Master Fund and may be deemed to be indirectly beneficially owned by the following through the relationships described in footnote 3 to this table: (i) VA Partners I, LLC (ii) VAM LP, (iii) VACM LLC, (iv) VAH LP, (v) VAN II LP, and

Trinity Industries, Inc.	53	2021 Proxy Statement

SECURITY OWNERSHIP
(vi) VAH GP. Each of the foregoing reporting persons disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein. Mr. Boze is a member of the management board of VAH GP.
(5)    ValueAct Capital and its affiliates, One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129, reported to the SEC on a an Amendment to Schedule 13D filed on March 3, 2021, that they have shared voting and shared dispositive power over 23,105,855 shares.
(6)    Capital International Investors and its affiliates, 333 South Hope Street, 55th Fl., Los Angeles, CA 90071, reported to the SEC on a Schedule 13G filed January 8, 2021, that they have sole voting power over 13,270,060 shares and sole dispositive power over 13,276,588 shares.
(7)    The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an Amendment to Schedule 13G filed on February 10, 2021, that they have shared voting power over 61,207 shares, sole dispositive power over 7,346,093 shares, and shared dispositive power over 136,926 shares.
(8)    BlackRock, Inc. and its affiliates, 55 East 52nd Street, New York, NY 10055, reported to the SEC on an Amendment to Schedule 13G filed February 1, 2021, that they have sole voting power over 6,569,122 shares and sole dispositive power over 6,888,969 shares.
(9)    Dimensional Fund Advisors LP and its subsidiaries, Building One, 6300 Bee Cave Road, Austin, TX 78746, reported to the SEC on Schedule 13G filed on February 16, 2021, that they have sole voting power over 6,085,032 shares and sole dispositive power over 6,237,863 shares.

Trinity Industries, Inc.	54	2021 Proxy Statement

ADDITIONAL INFORMATION
ADDITIONAL INFORMATION

Stockholder Proposals for the 2022 Proxy Statement
Stockholder proposals to be presented at the 2022 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 2, 2021. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2022 Annual Meeting
Under the Bylaws of the Company, a stockholder must follow certain procedures to nominate persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 4, 2022, but no earlier than February 2, 2022, for the 2022 Annual Meeting) to the Corporate Secretary of the Company. If the notice relates to introducing an item of business at the annual meeting of stockholders, it shall contain the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder; (iv) a description of all arrangements and understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholders and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. If the notice relates to a nomination for director, it must also set forth the following: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the number of shares of the Company which are beneficially owned by the proposed nominee; (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the securities laws; (v) a description of all arrangements or understandings between the nominating stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the nominating stockholder; (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee; and (vii) any other information relating to the nominating stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the securities laws. In addition, the proposed nominee must deliver a written representation or agreement that such person will comply, if elected or re-elected as a director of the Company, with all policies and guidelines applicable to all directors of the Company, including, without limitation, applicable corporate governance, conflict of interest and confidentiality policies and guidelines. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director.
The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures. Copies of the Company’s Bylaws are available from the Corporate Secretary of the Company.
See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Governance Committee for nomination by the Board.

Report on Form 10-K
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Jared S. Richardson, Vice President and Secretary, Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Trinity Industries, Inc.	55	2021 Proxy Statement

OTHER BUSINESS
OTHER BUSINESS
Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.
By Order of the Board of Directors
Jared S. Richardson
Vice President and Secretary
April 1, 2021

Trinity Industries, Inc.	56	2021 Proxy Statement

APPENDIX

Reconciliations of Non-GAAP Measures (unaudited)
Adjusted Operating Results
The Compensation Discussion and Analysis section supplements the presentation of the Company's reported GAAP income (loss) from continuing operations and diluted income (loss) from continuing operations per common share with non-GAAP measures that adjust the GAAP measures to exclude the impact of restructuring activities, impairment of long-lived assets, pension plan settlement, early redemption of debt, the income tax effects of the CARES Act, and certain other non-recurring transactions or events (as applicable). These non-GAAP measures are derived from amounts included in our GAAP financial statements and are reconciled to the most directly comparable GAAP financial measures in the tables below. Management believes that these measures are useful to both management and investors for analyzing the performance of our business without the impact of certain non-recurring items. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Year Ended December 31, 2020
	GAAP	Impairment of long-lived assets - Controlling interest (1)(2)	Impairment of long-lived assets - Noncontrolling Interest (3)	Pension plan settlement (1)	Restructuring activities (1)	Early redemption of debt (1)	Income tax effect of CARES Act	Adjusted
	(in millions, except per share amounts)
Income (loss) from continuing operations	$(226.1)	$242.1	$81.3	$116.6	$8.4	$3.8	$(180.4)	$45.7
Net income (loss) attributable to Trinity Industries, Inc.	$(147.3)	$242.1	$—	$116.6	$8.4	$3.8	$(180.4)	$43.2
Diluted weighted average shares outstanding (4)	115.9							117.2
Diluted income (loss) from continuing operations per common share	$(1.27)							$0.37
(1) The effective tax rate for impairment of long-lived assets, pension plan settlement, restructuring activities, and the early redemption of debt is before consideration of the CARES Act.
(2) Excludes $81.3 million of non-cash impairment of long-lived asset charges associated with the noncontrolling interest recorded in the second quarter of 2020.
(3) Represents the portion of the non-cash impairment of long-lived asset charge attributable to the noncontrolling interest, for which Trinity does not provide income taxes.
(4) GAAP diluted weighted average shares outstanding excludes 1.3 million shares for the year ended December 31, 2020, since the Company was in a net loss position for the period. When adjusting for the items above, these shares become dilutive.

Trinity Industries, Inc.	A-1	2021 Proxy Statement

Trinity Industries, Inc.	A-#	2020 Proxy Statement

Free Cash Flow
Total Free Cash Flow After Investments and Dividends ("Free Cash Flow") is a non-GAAP financial measure and is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less capital expenditures for manufacturing, dividends paid, and Equity CapEx for new leased railcars. Equity CapEx for new leased railcars is defined as leasing capital expenditures, net of sold lease fleet railcars owned one year or less, adjusted to exclude net proceeds (repayments) of debt. We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following table.

Year Ended December 31, 2020
(in millions)
Net cash provided by operating activities – continuing operations	$651.8
Add:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	138.7
Adjusted Net Cash Provided by Operating Activities	790.5
Less:
Capital expenditures – manufacturing and other	(102.3)
Dividends paid to common stockholders	(91.7)
Free Cash Flow (before Capital expenditures – leasing)	596.5
Less: Equity CapEx for new leased railcars	(483.7)
Total Free Cash Flow After Investments and Dividends	$112.8

Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less	$602.2
Less:
Payments to retire debt	(1,442.9)
Proceeds from the issuance of debt	1,561.4
Net proceeds (repayments) of debt	118.5
Equity CapEx for new leased railcars	$483.7

Trinity Industries, Inc.	A-2	2021 Proxy Statement

Trinity Industries, Inc.	A-#	2020 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/02/2021 for shares held directly and by 11:59 P.M. ET on 04/28/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/02/2021 for shares held directly and by 11:59 P.M. ET on 04/28/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) William P. Ainsworth
02) Brandon B. Boze
03) John J. Diez
04) Leldon E. Echols
05) Tyrone M. Jordan
06) S. Todd Maclin
07) E. Jean Savage
08) Dunia A. Shive

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Any other matters that may properly come before the meeting or any adjournment thereof.

0000497916_1 R1.0.0.171

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Shareholder Letter, Sustainability Report is/are available at www.proxyvote.com

TRINITY INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL
MEETING OF STOCKHOLDERS - May 3, 2021

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints E. Jean Savage, Leldon E. Echols and Jared S. Richardson and each of them with full power of substitution, attorneys, agents and proxies ("agents") of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at 14211 N. Dallas Parkway, Dallas, Texas 75254, on Monday, May 3, 2021 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000497916_2 R1.0.0.171